Exhibit 10.3
Execution Version

AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT
Dated as of June 8, 2018
among
ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES TRUST 2015-A,
Issuer,
ALLIANCE LAUNDRY SYSTEMS LLC,
as the Servicer,
ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES 2015 LLC,
as the Transferor,
THE NOTE PURCHASERS PARTY HERETO,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Funding Agent,
THE OTHER FUNDING AGENTS PARTY HERETO,
and
PNC CAPITAL MARKETS LLC,
as Structuring Agent
________________
Relating to
Alliance Laundry Equipment Receivables Trust 2015-A Notes
________________

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TABLE OF CONTENTS
(continued)
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Exhibit A    Form of Transfer Supplement
Schedule I    Completion of Information and Signatures for Transfer Supplement
Schedule II    List of Investing Offices, Addresses for Notices, Assigned Interests and
Purchase and Liquidity Percentages
Schedule III    Form of Transfer Effective Notice
Exhibit B     Form of Advance Notice
Annex A    Letter of Credit
Annex B    Note Purchaser Commitments
Annex C    Investing Offices, Notice Information and Wire Instructions
Annex D    Cap Notional Schedule
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This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of June 8, 2018 (this “Agreement”), is made by and among ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES TRUST 2015-A, a Delaware statutory trust (together with its successors and assigns, the “Issuer”), ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company, individually (“ALS”) and as the Servicer (the “Servicer”), ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES 2015 LLC, a Delaware limited liability company (“ALER”), as the Transferor (the “Transferor”), the NOTE PURCHASERS (as hereinafter defined) from time to time party hereto, the FUNDING AGENTS for the Purchaser Groups from time to time party hereto (each such party, together with their respective successors in such capacity, a “Funding Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for the Note Purchasers (the “Administrative Agent”) and PNC CAPITAL MARKETS LLC, as structuring agent (the “Structuring Agent”).
W I T N E S S E T H:
WHEREAS, the Issuer, the Servicer and the Transferor are parties to that certain Pooling and Servicing Agreement, dated as of June 12, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Original Pooling and Servicing Agreement”), pursuant to which, among other things, the Transferor has assigned, transferred and conveyed, and has agreed to assign, transfer and convey, its right, title and interest in, to and under certain Loans to the Issuer, and the Servicer has agreed to service such Loans;
WHEREAS, the parties to the Original Pooling and Servicing Agreement have agreed to amend and restate the Original Pooling and Servicing Agreement on the Restatement Date;
WHEREAS, the Issuer and The Bank of New York Mellon, as trustee (together with its successors in such capacity, the “Indenture Trustee”), are parties to that certain Indenture, dated as of June 12, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Original Indenture”);
WHEREAS, the parties to the Original Indenture have agreed to amend and restate the Original Indenture on the Restatement Date;
WHEREAS, pursuant to the Note Purchase Agreement, dated as of June 12, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Original Note Purchase Agreement”), among, inter alios, the Issuer, the Servicer, the Transferor, the Note Purchasers party thereto (collectively, the “Existing Note Purchasers”) and the Administrative Agent (as successor to Natixis, New York Branch), the Existing Note Purchasers purchased Receivables Notes and Equipment Asset Notes and made Advance Increases (as such terms are defined in the Original Note Purchase Agreement) on the terms and conditions set forth therein (the aggregate outstanding principal balance of such purchased Notes and Advance Increases as of the date hereof (as such terms are defined in the Original Note Purchase Agreement) is referred to as the “Existing Note Principal Balance”); and

WHEREAS, in connection with the amendment and restatement of the Original Pooling and Servicing Agreement and the Original Indenture, the parties hereto have agreed to amend and restate the Original Note Purchase Agreement in its entirety to become effective and binding on the parties hereto pursuant to the terms of this Agreement, and it has been agreed by the parties to the Original Note Purchase Agreement that (a) the commitments which the Existing Note Purchasers have agreed to extend to the Issuer under the Original Note Purchase Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, (b) the Existing Note Principal Balance and other Outstanding Obligations (as defined in the Original Note Purchase Agreement) outstanding under the Original Note Purchase Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Original Note Purchase Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses accrued and owing and indemnification amounts accrued and owing, under the terms of the Original Note Purchase Agreement, in each case, on or prior to the Restatement Date or arising (in the case of indemnification amounts) under the terms of the Original Note Purchase Agreement), and (c) the Receivables Notes and Equipment Asset Notes (as such terms are defined in the Original Note Purchase Agreement) shall be extinguished, and the Indenture Trustee shall authenticate and deliver new Notes to each Purchaser on the Restatement Date.
NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:
ARTICLE 1   DEFINITIONS
1.1Definitions. All capitalized terms used herein as defined terms and not defined herein shall have the meanings given to them in Part I of Appendix A to the Amended and Restated Pooling and Servicing Agreement, dated as of the date hereof (the “Pooling and Servicing Agreement”), as it may be amended or otherwise modified from time to time with the consent of the Required Note Owners, the Required Note Purchasers and the Administrative Agent.
“Accounting Based Consolidation Event” shall mean the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of a CP Conduit that are subject to this Agreement or any other Basic Document with all or any portion of the assets and liabilities of an Affected Party. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Party shall acknowledge in writing that any such consolidation of the assets and liabilities of a CP Conduit shall occur.
“Additional Amounts” shall mean on any date of determination, any amounts then due and payable by the Issuer (determined without regard to limitations on the sources of payment thereof) pursuant to this Agreement, other than Monthly Interest and the Note Principal Balance.
“Adjusted Commitment” shall mean on any date of determination, (i) with respect to a CPC Committed Purchaser, such CPC Committed Purchaser’s Commitment minus the

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aggregate outstanding principal amount of its Support Advances to its related CP Conduit or (ii) with respect to a Committed Purchaser that is not a CPC Committed Purchaser, such Committed Purchaser’s Commitment.
“Administrative Agent” has the meaning specified in the preamble to this Agreement.
“Advance” shall mean each advance made on the Notes on each Borrowing Date.
“Advance Notice” shall mean a notice delivered by the Issuer to each Funding Agent and the Indenture Trustee pursuant to Section 2.1(c) requesting an Advance, substantially in the form attached as Exhibit B, with the most recently delivered Borrowing Base Certificate attached thereto.
“Affected Party” shall mean, with respect to any CP Conduit, any Support Party of such CP Conduit.
“Agreement” has the meaning specified in the preamble to this Agreement.
“ALER” has the meaning specified in the preamble to this Agreement.
“ALS” has the meaning specified in the preamble to this Agreement.
“Assignee” and “Assignment” have the respective meanings specified in Section 7.1(e).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“BMO” shall mean Bank of Montreal.
“BMO Corp.” shall mean BMO Capital Markets Corp.
“Borrowing Date” shall mean each date on which an Advance occurs.
“Commitment” shall mean, for any Committed Purchaser, the maximum amount of such Note Purchaser’s commitment to purchase a portion of the Aggregate Note Principal Balance as set forth on Annex B or the Transfer Supplement by which such Committed Purchaser became a party to this Agreement or assumed the Commitment (or a portion thereof) of another Note Purchaser pursuant to Transfer Supplement(s) executed by such Note Purchaser and its Assignee(s) and delivered pursuant to Section 7.1. In the event that a Note Purchaser is a CPC Committed Purchaser which maintains a portion of its Commitment hereunder in relation to

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more than one CP Conduit, such Note Purchaser shall be deemed to hold separate Commitments hereunder in each such capacity.
“Committed Purchaser” shall mean each Note Purchaser identified as a Committed Purchaser on the signature pages hereto or in the Transfer Supplement pursuant to which such Note Purchaser, and any Assignee of such Note Purchaser to the extent such Assignee has assumed, pursuant to a Transfer Supplement, the Commitment of such Note Purchaser.
“Conduit Assignee” shall mean any commercial paper conduit designated by a CP Conduit from time to time to accept an assignment from such CP Conduit of all or a portion of its Percentage Interest.
“CP Conduit” shall mean any Note Purchaser which is designated as a CP Conduit on the signature pages hereto or in the Transfer Supplement pursuant to which it became a party to this Agreement.
“CPC Committed Purchaser” shall mean, with respect to a CP Conduit, each Note Purchaser identified as a Committed Purchaser for such CP Conduit on the signature pages hereto or in the Transfer Supplement pursuant to which such CP Conduit became a party hereto, and any Assignee of such Note Purchaser to the extent such Assignee has assumed, pursuant to a Transfer Supplement, the Commitment of such Note Purchaser.
“Delayed Amount” has the meaning specified in Section 2.1(i)(i).
“Delayed Funding Date” has the meaning specified in Section 2.1(i)(i).
“Delayed Funding Notice” has the meaning specified in Section 2.1(i)(i).
“Delayed Funding Shortfall” has the meaning specified in Section 2.1(i)(vi).
“Delaying Note Purchaser” has the meaning specified in Section 2.1(i)(i).
“Delaying Purchaser Group” has the meaning specified in Section 2.1(i)(i).
“Dissenting Committed Purchaser” shall mean, with respect to a Noteholder that has provided notice of its objection to an ALS Change of Control to the Administrative Agent and the Issuer within thirty (30) days following the Issuer’s delivery of the applicable Change of Control Notice (such objection to be deemed given by the applicable Noteholder if no written consent is received by the Administrative Agent and the Issuer within such thirty (30) day period) and any related Committed Purchaser that has concurrently provided written notice to the Administrative Agent and the Issuer that it elects to terminate its Commitments on the four (4) month anniversary date of such ALS Change of Control.
“Downgraded Purchaser” has the meaning specified in Section 7.1(j).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

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Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excess Funds” has the meaning specified in Section 8.16.
“Excluded Taxes” has the meaning specified in Section 2.4(a).
“Facility Limit” shall mean $400,000,000.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version of FATCA that is substantively comparable thereto), and any current or future regulations promulgated thereunder, or official interpretations or other guidance issued in connection therewith, including any intergovernmental agreements issued pursuant thereto.
“Funding Agent” has the meaning specified in the preamble to this Agreement.
“Indemnitee” has the meaning specified in Section 2.5(a).
“Indenture Trustee” has the meaning specified in the recitals to this Agreement.
“Investing Office” shall mean initially, the office of any Note Purchaser (if any) designated as such on Annex C or in the Transfer Supplement by which it became a party to this Agreement, and thereafter, such other office of such Note Purchaser or such Assignee as may be designated in writing to the applicable Funding Agent, the Administrative Agent, the Issuer, the Transferor, the Servicer and the Indenture Trustee by such Note Purchaser or Assignee.
“Investment Letter” shall mean the letter delivered by each Note Purchaser that is substantially in the form attached as Exhibit D to the Indenture.
“Issuer” has the meaning specified in the recitals to this Agreement.
“Liquidity Percentage” shall mean, for a CPC Committed Purchaser, such CPC Committed Purchaser’s Adjusted Commitment with respect to its related CP Conduit as a

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percentage of the aggregate Adjusted Commitments of all CPC Committed Purchasers for such CP Conduit.
“Maximum Purchase Amount” shall mean (i) for any CP Conduit which is not a Committed Purchaser, the aggregate Commitments of the CPC Committed Purchasers in its Purchaser Group and (ii) for any Committed Purchaser, its Commitment.
“Monthly Interest” shall mean, for any Distribution Date, the Monthly Interest and Fees for the Interest Period immediately preceding such Distribution Date.
“Monthly Interest and Fees” shall mean, for any Interest Period, the sum of (i) interest on the Aggregate Note Principal Balance for such Interest Period computed pursuant to Section 2.2(a) and Section 2.2(e), plus (ii) the Unused Facility Fee with respect to such Interest Period.
“Non-Delaying Purchaser Group” has the meaning specified in Section 2.1(i)(iii).
“Note Agent” has the meaning specified in Section 6.1(a).
“Note Owners” shall mean the Note Purchasers that are owners of record of the Notes or, with respect to any Note held by a Funding Agent hereunder as nominee on behalf of Note Purchasers in a Purchaser Group, the Note Purchasers that are beneficial owners of such Note as reflected on the books of such Funding Agent in accordance with this Agreement and the Basic Documents.
“Note Purchasers” shall mean, collectively, the CP Conduits and the Committed Purchasers that are members of a Purchaser Group.
“Original Advance Notice” has the meaning specified in Section 2.1(i)(iv).
“Participant” has the meaning specified in Section 7.1(d).
“Participation” has the meaning specified in Section 7.1(d).
“Percentage Interest” shall mean, for a Note Purchaser on any day, the percentage equivalent of (a) the sum of (i) the portion of the Existing Note Principal Balance (if any) purchased by such Note Purchaser under the Original Note Purchase Agreement, plus (ii) the aggregate portion of Advances (if any) purchased by such Note Purchaser on and after the Restatement Date pursuant to this Agreement, plus (iii) the aggregate Note Principal Balance as of such day with respect to any interest in any Note acquired by such Note Purchaser on or after the Restatement Date as an Assignee from another Note Purchaser pursuant to a Transfer Supplement executed and delivered pursuant to Section 7.1, minus (iv) the aggregate amount of principal payments made on and after the Restatement Date with respect to the Notes to such Note Purchaser prior to such day, minus (v) the aggregate Note Principal Balance as of such day with respect to any interest in such Note Purchaser’s Note assigned by such Note Purchaser to an Assignee pursuant to a Transfer Supplement on or after the Restatement Date, executed and delivered pursuant to Section 7.1, divided by (b) the Aggregate Note Principal Balance on such day.

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“Permitted Transferee” shall mean (i) prior to the Conversion Date, each Note Purchaser, each Funding Agent (in its individual capacity), the Administrative Agent (in its individual capacity), each Conduit Assignee which has been consented to as a potential Transferee by the Transferor (which consent shall not be unreasonably withheld), each Person who has been consented to as a potential Transferee by the Transferor (which consent shall not be unreasonably withheld) or (ii) after the Conversion Date or otherwise if the Transferee is a Transferee of a Note or the rights thereunder and not of any Commitment, any Transferee.
“Primary Purchaser” shall mean with respect to each Purchaser Group, each CP Conduit, and to the extent that a Purchaser Group does not contain a CP Conduit, each Note Purchaser in such Purchaser Group.
“Purchaser Group” shall mean each group of Note Purchasers consisting of at least one Committed Purchaser and a Funding Agent. Purchaser Groups may also contain a CP Conduit. The Note Purchaser Groups as of the Restatement Date shall be (i) PNC, as a Committed Purchaser and as a Funding Agent, (ii) Fairway Finance Company, LLC, as a CP Conduit, BMO, as a Committed Purchaser, and BMO Corp., as a Funding Agent, and (iii) Fifth Third Bank, as a Committed Purchaser and as a Funding Agent.
“Purchaser Percentage” shall mean, with respect to a Primary Purchaser, its Maximum Purchase Amount as a percentage of the Facility Limit.
“Regulatory Change” shall mean, as to each Note Purchaser, Participant or Affected Party, any change, or any generally accepted change in the interpretation or application, occurring after the date of the execution and delivery of this Agreement or, if later, the date of the execution and delivery of the Transfer Supplement by which it became party to this Agreement; in the case of a Participant, any change occurring after the date on which its Participation became effective; or in the case of an Affected Party, any change occurring after the date it became such an Affected Party, in any (or the adoption after such date of any new):
(i)United States federal or state law or foreign law applicable to such Note Purchaser, Participant or Affected Party; or
(ii)regulation, interpretation, directive, guideline or request (whether or not having the force of law) applicable to such Note Purchaser, Participant or Affected Party of any court or other judicial authority or any Governmental Authority charged with the interpretation or administration of any law referred to in clause (i) or of any fiscal, monetary, banking or other Governmental Authority or central bank having jurisdiction over such Note Purchaser, Participant or Affected Party or charged with the administration, interpretation or application of any such regulation, interpretation, directive, guideline or request. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 (or any revision or amendment to any existing interpretation thereof) by the Financial Accounting Standards Board or any Accounting Based Consolidation Event shall constitute a Regulatory Change herein.
For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all

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requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” regardless of the date enacted, adopted or issued.
“Replacement Purchaser” has the meaning specified in Section 7.1(j).
“Required Note Owners” as to any Purchaser Group, shall mean, at any time, Note Owners having more than two-thirds of the aggregate Percentage Interests of all Note Owners in such Purchaser Group.
“Required Note Purchasers” as to any Purchaser Group, shall mean, at any time, Committed Purchasers having Commitments aggregating more than two-thirds of all of the Commitments in such Purchaser Group.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local (including usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System).
“Restatement Date” shall mean June 8, 2018.
“Revocation or Reduction Notice” has the meaning specified in Section 2.1(i)(iv).
“Successor Servicer” shall have the meaning specified in Section 8.5.
“Support Advances” shall mean, with respect to a CPC Committed Purchaser and its related CP Conduit, any participation held by such CPC Committed Purchaser in such CP Conduit’s Percentage Interest in the Aggregate Note Principal Balance which was purchased from such CP Conduit pursuant to a Support Facility and any loans or other advances made by such CPC Committed Purchaser to such CP Conduit pursuant to a Support Facility to fund such CP Conduit’s making or maintaining its purchases hereunder up to the amount of the related Advance (but excluding any such loans or advances made to fund such CP Conduit’s obligations to pay interest, fees or other similar amounts relating to the funding of its making or maintaining its purchases hereunder).
“Support Facility” shall mean any liquidity or credit support agreement with a CP Conduit which relates to this Agreement (including any master repurchase agreement or an agreement to purchase an assignment of or participation in Notes), it being understood that such liquidity or credit support may also relate to other transactions.
“Support Party” shall mean any bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account of or to provide credit support for the benefit of a CP Conduit (including by agreement to purchase an assignment of or participation in Notes) under a Support Facility. Each CPC Committed Purchaser for a CP Conduit which is a CP Conduit shall be deemed to be a Support Party for such CP Conduit.

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“Taxes” has the meaning specified in Section 2.4(a).
“Transfer” has the meaning specified in Section 7.1(c).
“Transfer Supplement” has the meaning specified in Section 7.1(e).
“Transferee” has the meaning specified in Section 7.1(c).
“Transferor” has the meaning specified in the preamble to this Agreement.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“written” or “in writing” (and other variations thereof) shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.
1.2    Other Definitional Provisions.
(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings as set forth herein when used in any certificate or other document made or delivered pursuant hereto.
(b)The rules of construction set forth in Part II of Appendix A to the Pooling and Servicing Agreement shall be applicable to this Agreement.
ARTICLE 2   AMOUNT AND TERMS OF COMMITMENTS
2.1Purchases.
(a)[Reserved].
(b)On and subject to the terms and conditions of this Agreement (including Article 3 and clause (g) below), on and after the Restatement Date and prior to the Conversion Date, each Primary Purchaser may purchase its Purchaser Percentage of any Advance offered for purchase hereunder for a purchase price equal to the portion of such Advance so purchased. The determination of whether an initial Primary Purchaser will make such purchase may be made by the related Funding Agent for such Primary Purchaser.
(c)Each purchase of any Advance hereunder shall be in accordance with the provisions hereof upon delivery of an Advance Notice by the Issuer to each Funding Agent and the Indenture Trustee received no later than 3:00 p.m., New York City time, at least two (2) Business Days prior to the applicable Borrowing Date (except that once per calendar quarter, commencing June 2018, the Issuer shall only be required to provide one (1) Business Day’s notice), in each case except as otherwise agreed by the Issuer and the Noteholders. Each Advance Notice shall be irrevocable and shall specify an Advance of at least $1,000,000, unless

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each Committed Purchaser otherwise agrees, and in an integral multiple of $100,000. The Issuer may not deliver more than three Advance Notices in any calendar week, unless each Funding Agent otherwise agrees, which consent shall not be unreasonably withheld. All Advances shall be made in Dollars.
(d)Subject to the satisfaction of the applicable conditions set forth in Article 3 and clause (g) below, each CP Conduit which is a Committed Purchaser and each other Committed Purchaser which is not a CPC Committed Purchaser shall make a purchase of a Note or an increase in the Note Principal Balance of its Note on the applicable Funding Date in an amount equal to the Advance, for a purchase price equal to its share of such Advance so purchased. Each CP Conduit which is not a Committed Purchaser shall notify the Funding Agent for its Purchaser Group by 10:00 a.m., New York City time, on the applicable Funding Date whether it has elected to make the purchase offered to it pursuant to Section 2.1(b). In the event that a CP Conduit which is not a Committed Purchaser shall not have timely provided such notice, such CP Conduit shall be deemed to have elected not to make such purchase. Such Funding Agent shall notify each CPC Committed Purchaser for such CP Conduit on or prior to 11:00 a.m., New York City time, on the applicable Funding Date if such CP Conduit has not elected to purchase its entire Purchaser Percentage of the Advance, which notice shall specify (i) the identity of such CP Conduit, (ii) the portion of the Advance which such CP Conduit has not elected to purchase as provided above, and (iii) the respective Liquidity Percentages of such CPC Committed Purchasers on such Funding Date (as determined by such Funding Agent in good faith; for purposes of such determination, such Funding Agent shall be entitled to rely conclusively on the most recent information provided by such CP Conduit or its agent or by the agent for its Support Parties). Subject to receiving such notice and the satisfaction of the applicable conditions set forth in Article 3 and clause (g) below, each of such CP Conduit’s CPC Committed Purchasers shall make a purchase of Notes on the applicable Funding Date in an amount equal to its Liquidity Percentage of the portion of the Advance which such CP Conduit has not elected to purchase, for a purchase price equal to its share of the Advance so purchased.
(e)All purchases made pursuant to this Note Purchase Agreement by each Note Purchaser in a Purchaser Group shall be evidenced by one Note for such Purchaser Group issued pursuant to the Indenture in the name of the related Funding Agent for such Purchaser Group or, if requested by such Funding Agent, in the name of the relevant Primary Purchaser. Each Note Purchaser’s purchase price payable pursuant to Section 2.1(b) or 2.1(d) shall be made available to the Issuer at such account as it shall direct or to the Funding Agent for its Purchaser Group at the account of the Funding Agent specified in Section 8.2(b), subject to the fulfillment of the applicable conditions set forth in Article 3, if to the Funding Agent, at or prior to 2:00 p.m., New York City time, and if to the Issuer, at or prior to 3:00 p.m., New York City time, on the applicable Funding Date, by deposit of immediately available funds. If such funds are to be remitted to a Funding Agent, such Funding Agent shall promptly notify the Issuer and the Transferor in the event that any Note Purchaser either fails to make such funds available to such Funding Agent before such time or notifies such Funding Agent that it will not make such funds available to such Funding Agent before such time. Subject to (i) such Funding Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article 3, as determined by such Funding Agent, such Funding Agent will, not later than 3:00 p.m., New York City time on such Funding Date, make such funds available, in the same type of funds

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received, by wire transfer thereof to the account of the Issuer in the United States specified in the applicable Advance Notice.
(f)Notwithstanding the fulfillment of the applicable conditions set forth in Article 3 with respect to a purchase, in the event that a CP Conduit which is not a Committed Purchaser elected to make a purchase on a Funding Date but failed to make its purchase price available to the Funding Agent for its Purchaser Group when required by Section 2.1(e), such CP Conduit shall be deemed to have rescinded its election to make such purchase, and none of the Issuer, the Transferor or any other Person shall have any claim against such CP Conduit by reason of its failure to timely make such purchase. In any such case, such Funding Agent shall give notice of such failure not later than 1:00 p.m., New York City time, on the Funding Date to each CPC Committed Purchaser for such CP Conduit and to the Issuer and the Transferor, which notice shall specify (i) the identity of such CP Conduit, (ii) the amount of the purchase which it had elected but failed to make and (iii) the respective Liquidity Percentages of such CPC Committed Purchasers on such Funding Date (as determined by such Funding Agent in good faith; for purposes of such determination, such Funding Agent shall be entitled to rely conclusively on the most recent information provided by such CP Conduit or its agent or by the agent for its Support Parties). Subject to receiving such notice, each of such CP Conduit’s CPC Committed Purchasers shall purchase a portion of the Aggregate Note Principal Balance in an amount equal to its Liquidity Percentage of the amount described in clause (ii) above at or before 2:00 p.m., New York City time, on such Funding Date and otherwise in accordance with Section 2.1(d). Subject to such Funding Agent’s receipt of such funds, such Funding Agent will not later than 3:00 p.m., New York City time, on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the account of the Issuer described in Section 2.1(e), which payment shall be deemed to be timely for purposes hereof and of the Indenture.
(g)Notwithstanding anything herein to the contrary, in no event (i) shall a Committed Purchaser be required on any date to make a purchase of an Advance which would result in its Percentage Interest of the Aggregate Note Principal Balance, determined after giving effect to such purchase, exceeding its Adjusted Commitment with respect thereto; or (ii) may any Advance be offered for purchase hereunder, nor shall any Note Purchaser be obligated to purchase any Advance, to the extent that, after giving effect to such Advance, the Aggregate Note Principal Balance would exceed the Facility Limit.
(h)[Reserved].
(i)Notwithstanding anything to the contrary in this Section 2.1:
(i)After the Issuer delivers an Advance Notice pursuant to Section 2.1(c), any Note Purchaser (or its Funding Agent) may, not later than (A) the same day as the Issuer’s delivery of such Advance Notice, if such Advance Notice was delivered at or prior to 11:00 a.m., New York City time, and (B) otherwise, 10:00 a.m., New York City time, on the Business Day after the Issuer’s delivery of such Advance Notice, deliver a written notice (a “Delayed Funding Notice”) to the Issuer and the Administrative Agent of its intention to fund its share of the related Advance (such share, the “Delayed Amount”) on a date (the date of such funding, the “Delayed Funding Date”) that is on or

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before the thirty-fifth (35th) day following the date of such Advance Notice (or if such day is not a Business Day, then on the next succeeding Business Day) rather than on the requested Borrowing Date. A Note Purchaser that delivers a Delayed Funding Notice with respect to any Borrowing Date shall be referred to herein as a “Delaying Note Purchaser” with respect to such Borrowing Date, and any Purchaser Group containing a Delaying Note Purchaser shall be referred to as a “Delaying Purchaser Group” with respect to such Borrowing Date.
(ii)No Note Purchaser may deliver a Delayed Funding Notice until after its delivery to the Issuer and the Administrative Agent of a written certification to the effect that (x) such Note Purchaser is required to comply with a “liquidity coverage ratio” which impacts such Note Purchaser’s interests or obligations hereunder and (y) implementing the delay funding mechanics provided herein reduces the negative impact of such “liquidity coverage ratio”. No Note Purchaser may request any amount payable under Section 2.3 in respect of any impact of a “liquidity coverage ratio” on its unused Commitment hereunder during any time or with respect to any time such Note Purchaser is or was a Delaying Note Purchaser.
(iii)If any Delaying Purchaser Group timely delivers a Delayed Funding Notice with respect to any Borrowing Date, then the Administrative Agent shall use reasonable efforts on the Business Day preceding such Borrowing Date to notify each Purchaser Group that is not a Delaying Purchaser Group with respect to such Borrowing Date (each, a “Non-Delaying Purchaser Group”) and such notice shall constitute a notice that such Note Purchaser may in its sole discretion, make such Advance by deposit of immediately available funds to the Issuer at such account as it shall direct by 1:00 p.m. New York City time on the Borrowing Date, in an amount equal to such Non-Delaying Purchaser Group’s proportionate share (based upon the Commitments of the Committed Purchaser(s) in each Non-Delaying Purchaser Group relative to the sum of the Maximum Purchase Amounts of the Non-Delaying Purchaser Groups) of the aggregate Delayed Amount with respect to such Borrowing Date. Each Note Purchaser in a Non-Delaying Purchaser Group shall use commercially reasonable efforts to fund on the requested Borrowing Date, but in any event not later than one (1) Business Day after such requested Borrowing Date, its share of the Delayed Amount of such Advance. For the avoidance of doubt, no Note Purchaser shall have any obligation to fund any such Advance under this clause (iii) unless each of the conditions precedent stated therefor in Section 3.2 is satisfied after giving effect thereto.
(iv)If the additional amounts to be funded by Non-Delaying Purchaser Groups under clause (iii) above are not sufficient to provide the aggregate amount requested by the Issuer to be funded on any Borrowing Date, the Issuer may revoke or reduce the amount of the related Advance Notice (the “Original Advance Notice”) by written notice to the Administrative Agent and each Funding Agent (each such notice, a “Revocation or Reduction Notice”) and, subject to the satisfaction of the conditions precedent set forth in Section 3.2 hereof and such Original Advance Notice not being revoked, each Non-Delaying Purchaser Group shall purchase its share of the proposed Advance on (A) the requested Borrowing Date set forth in the applicable Original Advance Notice in the event such Non-Delaying Purchaser Group’s share of such

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Advance, following such reduction, is less than or equal to such Non-Delaying Purchaser Group’s share of such Advance under such Original Advance Notice prior to the delivery of a Delayed Funding Notice by any Note Purchaser or (B) the later of (I) two (2) Business Days following the delivery of the relevant Revocation or Reduction Notice and (II) one (1) Business Day following the requested Borrowing Date, in the event such Non-Delaying Purchaser Group’s share of such Advance, following such reduction, is greater than such Non-Delaying Purchaser Group’s share of such Advance under such Original Advance Notice prior to the delivery of a Delayed Funding Notice by any Note Purchaser.
(v)If the conditions to any Advance described in Section 3.2 are satisfied on the requested Borrowing Date, there shall be no conditions whatsoever to any Delaying Purchaser Group’s obligation to fund the requested amount on the related Delayed Funding Date. On each Delayed Funding Date, the Delaying Purchaser Groups shall fund an aggregate amount equal to the Delayed Amount for such Delayed Funding Date, and such amount shall be distributed (x) first, to each Non-Delaying Purchaser Group, pro rata based on the relative amounts advanced by such Non-Delaying Purchaser Group pursuant to clause (iii) or (iv), up to the amount advanced by each such Non-Delaying Purchaser Group, such that after giving effect to the funding and payments to take place on such Delayed Funding Date, the Aggregate Note Principal Balance for all Note Purchasers in each Purchaser Group as a percentage of the aggregate Note Principal Balance for all Note Purchasers is equal to the Maximum Purchase Amount of such Purchaser Group as a percentage of the Facility Limit, and (y) second, any excess shall be deposited to the Collection Account as an Advance. In the event that a Delaying Purchaser Group is prohibited by applicable law from funding its Delayed Amount on a Delayed Funding Date, then such Delaying Purchaser Group shall buy a participation from each Non-Delaying Purchaser Group in its Note, pro rata based on the relative amounts advanced by such Non-Delaying Purchaser Groups pursuant to clause (iii) or (iv) above, up to the amount advanced by each such Non-Delaying Purchaser Group, such that after giving effect to the purchase of such participation on such Delayed Funding Date, the Aggregate Note Principal Balance for all Note Purchasers is equal to the Maximum Purchase Amount of such Purchaser Group as a percentage of the Facility Limit.
(vi)Notwithstanding anything to the contrary contained in this Agreement or any other Basic Document, (a) the parties acknowledge and agree that a Note Purchaser that (A) has timely delivered a Delayed Funding Notice to the Issuer with respect to any Borrowing Date and (B) funds its full share of such Advance on or before the applicable Delayed Funding Date will not constitute a defaulting Note Purchaser (and the related Purchaser Group will not constitute a defaulting Purchaser Group) solely due to its failure to fund its share of such Advance on the requested Borrowing Date; provided that the Issuer shall have the right to replace any Note Purchaser which delivers more than two Delayed Funding Notices hereunder with another Note Purchaser designated by the Servicer without the consent of the Note Purchaser being replaced or any other Person (other than the consent of such new Note Purchaser and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)) so long as such assignment is otherwise in accordance with the assignment provisions set

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forth in Section 8.4; and (b) in the event additional amounts funded by Non-Delaying Purchaser Groups under clause (iii) or (iv) above are not sufficient to provide the aggregate amount requested by the Issuer in an Advance Notice or Revocation or Reduction Notice, as applicable (a “Delayed Funding Shortfall”), the Issuer shall not be required to pay the applicable Delaying Purchaser Group any Unused Facility Fee on the portion of the undrawn Commitments of the Committed Purchasers in such Delaying Purchaser Group equal to the amount of such Delayed Funding Shortfall.
2.2Interest, Fees, Expenses, Payments, Etc.
(a)The interest and fees (including the Unused Facility Fee) on the Notes shall be paid as provided in the Indenture (including Sections 2.7 and 8.2).
(b)The principal of, and interest and fees in respect of the Notes shall be paid as provided in Sections 2.7 and 8.2 of the Indenture. Monthly Interest and Fees for each Interest Period (including the last Interest Period) shall be due and payable on the Distribution Date immediately following such Interest Period. In the case of Notes held by a Funding Agent as nominee on behalf of a Note Purchaser in its Purchaser Group, such Funding Agent shall allocate to each Note Owner in its Purchaser Group each payment in respect of the Notes received by such Funding Agent in its capacity as Noteholder as provided herein. Payments in reduction of the portion of the Note Principal Balance evidenced by a Note shall be allocated and applied to the Note Owners of such Note pro rata based on their respective Percentage Interests of the Note Principal Balance of such Note, or in any such case in such other proportions as each affected Note Purchaser may agree upon in writing from time to time with such Funding Agent and the Issuer. Payments of interest in respect of the portion of the Note Principal Balance evidenced by a Note shall be allocated and applied to Note Owners of such Note pro rata based upon the respective amounts of interest due and payable to them, determined as provided above in this Section 2.2.
(c)[Reserved].
(d)Any fees and any interest thereon or other amounts due and payable hereunder (without regard to any limitations set forth herein on the sources from which such amount may be paid) which are not paid on the due date thereof (including interest payable pursuant to this clause (d)) shall accrue interest (after as well as before judgment) at 2% per annum above the Base Rate plus the Applicable Margin in effect on the date the payment was due from and including the due date thereof to but excluding the date such amount is actually paid.
(e)Unless otherwise specified in the Applicable Margin Fee Letter, interest calculated by reference to the Adjusted Eurodollar Rate shall be calculated on the basis of a 360- day year for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated, unless otherwise specified in the Fee Letter, on the basis of a 360-day year and for the actual days elapsed.
(f)All payments to be made hereunder or under the Indenture, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and

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shall be made prior to 11:30 a.m., New York City time, on the due date thereof to the applicable Funding Agent, at its account specified in Section 8.2(b), in Dollars and in immediately available funds. Payments received by such Funding Agent after 11:30 a.m., New York City time, shall be deemed to have been made on the next Business Day, unless otherwise agreed to by such Funding Agent. Notwithstanding anything herein to the contrary, if any payment due hereunder becomes due and payable on a day other than a Business Day, the payment date thereof shall be extended to the next succeeding Business Day and interest shall accrue thereon at the applicable rate during such extension. To the extent that (i) the Issuer, the Indenture Trustee, the Transferor or the Servicer makes a payment to the Administrative Agent or a Funding Agent or Note Purchaser or (ii) the Administrative Agent or a Funding Agent or Note Purchaser receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy or insolvency law, state or federal law, common law, or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the Administrative Agent, such Funding Agent or such Note Purchaser, as the case may be.
(g)Each Funding Agent shall notify the Indenture Trustee and the Servicer of the Cost of Funds Rate for each Note Purchaser on each Determination Date.
2.3Requirements of Law.
(a)In the event that any Note Purchaser, Participant or Affected Party, as applicable, shall have reasonably determined that any Regulatory Change shall impose, modify, hold or deem applicable any reserve, special deposit, liquidity coverage requirement, compulsory loan or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System and any such establishment or interpretation of accounting principles) against assets of or held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, such Note Purchaser or Affected Party, as applicable, or shall impose on any Note Purchaser, Affected Party or the London interbank market any other condition affecting this Agreement, the Indenture or any Transfer and Servicing Agreement, the ownership, maintenance or financing of the Notes, the Trust Estate or payments of amounts due hereunder or its obligations to advance funds hereunder or under a Support Facility and the result of any of the foregoing is to increase the cost to such Note Purchaser or Affected Party, by an amount which such Note Purchaser or Affected Party in good faith deems to be material, of maintaining its Commitment (whether hereunder or under a Support Facility) or its interest in the Notes or to reduce any amount receivable in respect thereof, then, in any such case (but subject to the second sentence of Section 2.1(i)(ii)), after submission by such Note Purchaser or Affected Party to the Funding Agent for the related Purchaser Group of a written request therefor and the submission by such Funding Agent to the Issuer, the Transferor and the Servicer of such written request therefor, together with the certificate described in Section 2.3(d) below, the Issuer shall pay to such Funding Agent for the account of such Note Purchaser or Affected Party any additional amounts necessary to compensate such Note Purchaser or Affected Party for such increased cost or reduced amount receivable, to the extent not already reflected in the applicable interest rate

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(other than with respect to the applicable margin, but including, for the avoidance of doubt, the fifty basis points (0.50%) per annum above the Adjusted Eurodollar Rate referred to in clause (iii) of the definition of Base Rate, if applicable), together with interest on any such unpaid amount from the Distribution Date following receipt by the Issuer of such request for compensation under this Section 2.3(a), if such request is received by the Issuer at least five (5) Business Days prior to the Determination Date related to such Distribution Date, and otherwise from the following Distribution Date, until payment in full thereof (after as well as before judgment) at the Federal Funds Rate in effect from time to time.
(b)In the event that any Note Purchaser or Affected Party, as applicable, shall have reasonably determined that any Regulatory Change regarding capital adequacy or liquidity coverage or any change in the application of generally accepted accounting principles has the effect of reducing the rate of return on such Note Purchaser’s or Affected Party’s capital or on the capital of any Person controlling such Note Purchaser or Affected Party as a consequence of its obligations hereunder or with respect hereto or its maintenance of its Commitment (whether hereunder or under a Support Facility) or its interest in the Notes to a level below that which such Note Purchaser, Affected Party or such Person could have achieved but for such Regulatory Change (taking into consideration such Note Purchaser’s, Affected Party’s or Person’s policies with respect to capital adequacy or liquidity requirements) or such accounting change by an amount in good faith deemed by such Note Purchaser, Affected Party or Person to be material, then, from time to time, after submission by such Note Purchaser or Affected Party to the Funding Agent for the related Purchaser Group of a written request therefor and the submission by such Funding Agent to the Issuer, the Transferor and the Servicer of such written request therefor, together with the certificate described in Section 2.3(d) below, the Issuer shall pay to such Funding Agent for the account of such Note Purchaser or Affected Party such additional amount or amounts as will compensate such Note Purchaser, Affected Party or Person, as applicable, for such reduction, together with interest on any such unpaid amount from the Distribution Date following receipt by the Issuer of such request for compensation under this Section 2.3(b), if such request is received by the Issuer at least five (5) Business Days prior to the Determination Date related to such Distribution Date, and otherwise from the following Distribution Date, until payment in full thereof (after as well as before judgment) at the Federal Funds Rate in effect from time to time. Nothing in this Section 2.3(b) shall be deemed to require the Issuer or the Servicer to pay any amount to a Note Purchaser or Affected Party to the extent such Note Purchaser or Affected Party has been compensated therefor under another provision of this Agreement or to the extent such amount is already reflected in the applicable interest rate (other than with respect to the applicable margin, but including, for the avoidance of doubt, the fifty basis points (0.50%) per annum above the Adjusted Eurodollar Rate referred to in clause (iii) of the definition of Base Rate, if applicable).
(c)Each Note Purchaser and Affected Party agrees that it shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to Sections 2.3(a) and 2.3(b), including but not limited to designating a different Investing Office for their Notes (or any interest therein) or delaying the funding of its share of an Advance pursuant to the procedures set forth in Section 2.1(i), if such efforts will avoid the need for, or reduce the amount of, any increased amounts referred to in Section 2.3(a) or 2.3(b) and will not, in the reasonable opinion of such Note Purchaser or Affected Party, as applicable, be unlawful or otherwise disadvantageous to such Note Purchaser or Affected Party or inconsistent with its policies or

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regulatory restrictions or result in any unreimbursed cost or expense to such Note Purchaser or Affected Party or in an increase in the aggregate amount payable under Sections 2.3(a) and 2.3(b).
(d)Each Note Purchaser or Affected Party claiming increased amounts described in Section 2.3(a) or 2.3(b) will furnish to the Funding Agent for the related Purchaser Group (together with its request for compensation) a certificate prepared in good faith setting forth the basis (which may include the use of estimates derived using commercially reasonable methods) and the calculation of the amount (in reasonable detail) of each request by such Note Purchaser or Affected Party for any such increased amounts referred to in Section 2.3(a) or 2.3(b). Any such certificate shall be conclusive absent manifest error, and such Funding Agent shall deliver a copy thereof to the Issuer, the Transferor and the Servicer. Failure on the part of any Note Purchaser or Affected Party to demand compensation for any amount pursuant to Section 2.3(a) or 2.3(b) with respect to any period shall not constitute a waiver of such Note Purchaser’s or Affected Party’s right to demand compensation with respect to such period; provided, however, that notwithstanding the foregoing provisions of this Section 2.3, a Note Purchaser or Affected Party, as applicable, shall not be compensated for any such amount relating to any period ending more than six months prior to the date that the related Funding Agent for such Note Purchaser or Affected Party notifies the Issuer, the Transferor and the Servicer in writing thereof or for any amounts resulting from a change by any Note Purchaser or Affected Party of its Investing Office (other than changes required by law or changes made pursuant to Section 2.3(c) or Section 2.4(d)). Amounts owing under this Section 2.3 by the Issuer shall be due and payable in accordance with Section 8.2 of the Indenture.
2.4Taxes.
(a)All payments made to a Note Purchaser, Affected Party, Participant, Assignee, or Funding Agent, or to the Administrative Agent under this Agreement and the Indenture (including all amounts payable with respect to the Notes) shall, to the extent allowed by law, be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, excise, franchise or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), excluding, (i) income taxes (including branch profit taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on or measured by net income), franchise taxes (imposed in lieu of income taxes), or any other taxes based on or measured by the net income of the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent (as the case may be) or the gross receipts or income of the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent (as the case may be); (ii) any Taxes that would not have been imposed but for the failure of the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as applicable, to provide and keep current (to the extent legally able) any certification or other documentation required by this Agreement to be furnished by the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as applicable; (iii) any Taxes imposed as a result of a change by the Administrative Agent or any Note Purchaser, Affected Party, Participant, Assignee or Funding Agent of its Investing Office (other than changes made at the request of the Issuer pursuant to this Agreement); (iv) for clarity, U.S. federal withholding Taxes

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required to be withheld on amounts payable to a Person with respect to an applicable interest in a Note pursuant to a law in effect on the date on which such Person acquires such interest or such Person, as applicable, changes its Investing Office; and (v) any U.S. withholding Taxes imposed under FATCA (all such excluded taxes and amounts being hereinafter called “Excluded Taxes”). If, as a result of any change in law, treaty or regulation or in the interpretation or administration thereof by any governmental or regulatory agency or body charged with the administration or interpretation thereof, or the adoption of any law, treaty or regulation, any Taxes, other than Excluded Taxes, are required to be withheld from any amounts payable to the Administrative Agent or a Note Purchaser, Affected Party, Participant, Assignee or Funding Agent hereunder or under the Indenture, then after submission by any Note Purchaser, Affected Party, Participant or Assignee to the Funding Agent for the related Purchaser Group and by any Funding Agent or the Administrative Agent to the Issuer, the Transferor and the Servicer of a written request therefor, together with the certificate described in Section 2.4(b) below, the amounts so payable to the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as applicable, shall be increased by the Issuer, and the Servicer shall pay to the applicable Funding Agent for the account of such Note Purchaser, Participant, Assignee or Affected Party or for its own account or to the Administrative Agent, as applicable, the amount of such increase to the extent necessary to yield to the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as applicable (after payment of all such Taxes) interest or any such other amounts payable hereunder or thereunder at the rates or in the amounts specified in this Agreement and the Indenture; provided, however, that, for clarity, the amounts (including any related interest, penalties or additions to tax) so payable to the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent shall not be increased pursuant to this Section 2.4(a) if such requirement to withhold results from the failure of such Person to comply with Section 2.4(c). Whenever any Taxes are payable on or with respect to amounts distributed to the Administrative Agent or a Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, then, as promptly as possible thereafter the Servicer shall send to the Funding Agent, on behalf of such Note Purchaser or Affected Party, Participant or Assignee, or to the Administrative Agent or such Funding Agent, as applicable, a certified copy of an original official receipt showing payment thereof. If either the Issuer or Servicer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Funding Agent, on behalf of itself or such Note Purchaser, Affected Party, Participant or Assignee, or to the Administrative Agent or such Funding Agent, as applicable, such required receipts or other required documentary evidence, the Servicer and the Issuer shall pay, without duplication, to such Funding Agent on behalf of such Note Purchaser, Affected Party, Participant or Assignee or to the Administrative Agent or such Funding Agent for its own account, as applicable, any incremental taxes, interest or penalties (other than, for clarity, Excluded Taxes) that may become payable by the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as applicable, as a result of any such failure.
(b)A Note Purchaser, Affected Party, Participant or Assignee claiming increased amounts under Section 2.4(a) for Taxes paid or payable by such Note Purchaser, Affected Party, Participant or Assignee will furnish to the applicable Funding Agent a certificate prepared in good faith setting forth the basis (which may include the use of estimates derived using commercially reasonable methods) and amount of each request by such Note Purchaser, Affected Party, Participant or Assignee for such Taxes, and such Funding Agent shall deliver a copy thereof to the Issuer, the Transferor and the Servicer. The Administrative Agent or a

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Funding Agent, as the case may be, claiming increased amounts under Section 2.4(a) for its own account for Taxes paid or payable by the Administrative Agent or such Funding Agent, as applicable, will furnish to the Issuer, the Transferor and the Servicer a certificate prepared in good faith setting forth the basis (which may include the use of estimates derived using commercially reasonable methods) and amount of each request by the Administrative Agent or such Funding Agent for such Taxes. Any such certificate of the Administrative Agent or a Note Purchaser, Affected Party, Participant, Assignee or Funding Agent shall be conclusive absent manifest error. Failure on the part of the Administrative Agent or any Note Purchaser, Affected Party, Participant, Assignee or Funding Agent to demand additional amounts pursuant to Section 2.4(a) with respect to any period shall not constitute a waiver of the right of the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as the case may be, to demand compensation with respect to such period. All such amounts shall be due and payable to such Funding Agent on behalf of such Note Purchaser, Affected Party, Participant or Assignee or to the Administrative Agent or such Funding Agent, as the case may be, for its own account on the Distribution Date following receipt by the Issuer of such certificate, if such certificate is received by the Issuer at least five (5) Business Days prior to the Determination Date related to such Distribution Date and otherwise shall be due and payable on the following Distribution Date (or, if earlier, on the Final Scheduled Distribution Date).
(c)Each Note Purchaser, Affected Party, Participant, Assignee, and Funding Agent holding an interest in the Notes and the Administrative Agent agree that prior to the date on which the first interest or fee payment hereunder is due thereto, they will deliver to the Issuer, the Transferor, the Servicer, the Indenture Trustee, the applicable Funding Agent and the Administrative Agent (i) if such Note Purchaser, Affected Party, Participant, Assignee, Funding Agent or Administrative Agent is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, two duly completed original copies of the U.S. Internal Revenue Service Form W-8ECI, Form W 8-BEN or Form W-8BEN-E (including for purposes of claiming treaty benefits) or in either case successor applicable forms (or as otherwise required pursuant to clause (iii) herein), (ii) if such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, or the Administrative Agent is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, a duly completed U.S. Internal Revenue Service Form W-9 or successor applicable or required forms, and (iii) such other forms and information as may be required (as reasonably determined by the Issuer or Servicer) to confirm the availability of any applicable exemption from United States federal, state or local withholding or backup withholding taxes. Each Note Purchaser, Affected Party, Participant, Assignee and Funding Agent holding an interest in Notes and the Administrative Agent also agree to deliver to the Issuer, the Transferor, the Servicer, the Indenture Trustee, the applicable Funding Agent and the Administrative Agent two further copies of such Form W-8ECI, Form W-8BEN, Form W-8BEN-E or Form W-9, or such successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it hereunder, and such extensions or renewals thereof as may reasonably be requested by the Servicer, the Issuer, the Transferor, a Funding Agent or the Administrative Agent, unless in any such case, solely as a result of a change in treaty, law or regulation occurring prior to the date on which any such delivery would otherwise be required, the Note Purchaser, Affected Party, Participant, Assignee, Funding Agent or the Administrative Agent as applicable, is no longer eligible to deliver the

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then-applicable form set forth above and so advises the Servicer, the Issuer, the Transferor and the applicable Funding Agent and the Administrative Agent.
In addition, if a payment made to the Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent, as applicable, under this Agreement would be subject to U.S. federal withholding Tax imposed under FATCA if such Administrative Agent or Note Purchaser, Affected Party, Participant, Assignee or Funding Agent was to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Administrative Agent or such Note Purchaser, Affected Party, Participant, Assignee or Funding Agent shall if so requested by the Administrative Agent in its sole discretion deliver to the Issuer, the Transferor, the Servicer, the Indenture Trustee, the applicable Funding Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent such documentation prescribed by applicable law to avoid the imposition of U.S. withholding Taxes on payments made hereunder
(d)Each Note Purchaser, Affected Party, Participant, Assignee and Funding Agent, and the Administrative Agent agree that they shall use reasonable efforts to reduce or eliminate any amount due under Section 2.3 or this Section 2.4, including but not limited to designating a different Investing Office for its Notes (or any interest therein) if such designation will eliminate or materially reduce any amount due under Section 2.3 or this Section 2.4 and will not, in the reasonable opinion of such Note Purchaser, Affected Party, Participant, Assignee and Funding Agent, and the Administrative Agent be unlawful or otherwise disadvantageous to such Note Purchaser, Affected Party, Participant, Assignee and Funding Agent, and the Administrative Agent or inconsistent with its policies or result in any unreimbursed cost or expense to such Note Purchaser, Affected Party, Participant, Assignee and Funding Agent, and the Administrative Agent or in an increase in the aggregate amount payable under Sections 2.3(a) and 2.3(b). If such amount is not eliminated by any such designation or no such designation is done and the Note Purchaser does not waive payment of such amount, such Note Purchaser and the Funding Agent for its Purchaser Group hereby severally agree to use reasonable efforts to procure a replacement purchaser not so affected and which is reasonably acceptable to the Transferor, such Funding Agent and the Administrative Agent (a “Replacement Purchaser”) to replace such affected Note Purchaser. The Transferor shall also have the right to procure a Replacement Purchaser, provided that such proposed Replacement Purchaser is reasonably acceptable to the Funding Agent for the affected Purchaser Group and the Administrative Agent. No replacement of a Note Purchaser shall be effected pursuant to this Section 2.4(d) if, after giving effect thereto, any amounts shall be owing to the replaced Note Purchaser hereunder. Each affected Note Purchaser hereby agrees to take all actions necessary to permit a Replacement Purchaser to succeed to its rights and obligations hereunder.
Notwithstanding the foregoing, (i) if the Note Purchaser being replaced pursuant to this subsection is a CPC Committed Purchaser, the Replacement Purchaser shall be acceptable to the related CP Conduit and (ii) if the Note Purchaser being replaced pursuant to this subsection is a CP Conduit, the Replacement Purchaser shall be acceptable to all related CPC Committed Purchasers; and it shall be a condition of such replacement that such Replacement Purchaser enter into substitute Support Facilities for those to which the Note Purchaser being replaced is a party on terms mutually acceptable to the parties thereto. In the event that a

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proposed Replacement Purchaser which has been approved by the Transferor, the applicable Funding Agent and the Administrative Agent as provided in this subsection is not acceptable to the applicable CP Conduit or the applicable Committed Purchasers, as applicable, or has not within a reasonable period entered into applicable Support Facilities, and another replacement Note Purchaser has not been promptly procured as provided in this subsection with the consent of all affected parties, then the Note Purchaser which failed to consent to such replacement or to enter into such Support Facilities may be replaced by a Replacement Purchaser and shall use reasonable efforts to procure a Replacement Purchaser, in each case as provided in this subsection. Amounts owing under this Section 2.4 by the Issuer shall be due and payable in accordance with Section 8.2 of the Indenture.
If such amount is not eliminated due to the failure to find an acceptable Replacement Purchaser (or such Replacement Purchaser not being acceptable to the related CP Conduit or CPC Committed Purchasers, as applicable), and the affected Note Purchaser does not waive payment of such amount, the Transferor shall have the right to procure a replacement purchaser for such Note Purchaser and any additional Note Purchaser in such Note Purchaser’s Purchaser Group (the “Exiting Note Purchaser Group”) and a replacement agent for the respective Funding Agent in the Exiting Note Purchaser Group (collectively, the “Replacement Purchaser Group”), provided that if the Exiting Note Purchaser Group contains a member that is the Administrative Agent, such proposed Replacement Purchaser Group is reasonably acceptable to the Administrative Agent. No replacement of an Exiting Note Purchaser Group shall be effected pursuant to this Section 2.4(d) if, after giving effect thereto, any amounts shall be owing to any replaced member of such Exiting Note Purchaser Group hereunder. Each member of the Exiting Note Purchaser Group hereby agrees to take all actions necessary to permit the members of the Replacement Note Purchaser Group to succeed to its rights and obligations hereunder.
2.5Indemnification
(a)The Issuer and ALS agree to jointly and severally indemnify and hold harmless the Administrative Agent, the Structuring Agent, each Funding Agent, each Note Purchaser and each Affected Party and any director, officer, employee or agent thereof (each such Person being an “Indemnitee”) from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable fees and out-of-pocket expenses of counsel) whatsoever (including claims under federal or state securities laws), which the Indemnitee incurs (or which may be claimed against the Indemnitee) by reason of or in connection with (i) the failure of the offer and sale by or on behalf of the Issuer, the Transferor or any of their affiliates of the Notes in accordance with this Agreement and the other Basic Documents to comply with applicable law, (ii) the failure by the Issuer, the Transferor, ALS or the Servicer (if the Servicer is ALS or an Affiliate thereof) to comply with any covenant set forth in this Agreement or any other Basic Document (provided that ALS shall not be liable for any indemnity arising under this clause (ii) as a result of the Issuer’s failure to increase or replenish the Letter of Credit after the Restatement Date pursuant to Section 3.27 of the Indenture (or to post cash or alternative collateral pursuant to Section 3.27 of the Indenture)), (iii) reliance on any written false representation or warranty made (including reaffirmation) by the Issuer, the Transferor, ALS or the Servicer (if the Servicer is ALS or an Affiliate thereof) set forth in this Agreement or any other Basic Document, (iv) the failure to vest in the Indenture Trustee a first priority perfected security interest in the Trust Estate, (v) any failure of ALS, as Servicer or otherwise, to perform

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its duties or obligations in accordance with the provisions of this Agreement or any of the other Basic Documents, as applicable, (vi) third party claims arising from the commingling of collections by the Issuer, the Servicer (if the Servicer is ALS or an Affiliate thereof) or the Transferor at any time with its other funds or the funds of another Person, (vii) claims by third parties (including parties to the Basic Documents only at a time when a Rapid Amortization Event exists and at all times excluding claims arising among the Funding Agents, the Administrative Agent and the Note Purchasers) arising out of the servicing of the Loans, the use or ownership of the Equipment, or the repossession (other than losses related to a decline in value of the Equipment repossessed) or operation by the Servicer or any Affiliate thereof of any item of Equipment or collateral therefor, but only so long as and with respect to actions taken while ALS is the Servicer, (viii) any statement, omission or act in connection with the offering, issuance, sale or delivery of any of the Notes and (ix) claims by third parties relating to products liability, lender liability or any other claims by third parties (including parties to the Basic Documents only at a time when a Rapid Amortization Event exists and at all times excluding claims arising among the Funding Agents, the Administrative Agent and the Note Purchasers) arising from the transactions contemplated by this Agreement or any other Basic Document, except (A) to the extent that any such claim, damage, loss, liability, cost or expense shall be caused by the bad faith, willful misconduct or gross negligence of an Indemnitee within the same Purchaser Group as the Indemnitee making the claim in performing its obligations under this Agreement, (B) for recourse as a result of nonpayment by Obligors for credit reasons on the Loans, or (C) to the extent the same constitute consequential, special or punitive damages. Subject to the limitations set forth above, but without limiting the generality of the foregoing, the Issuer agrees to indemnify and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including payment of the Aggregate Note Principal Balance) be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Indemnitee under or in connection with any of the foregoing; provided that the Issuer shall not be liable under this sentence for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnitee within the same Purchaser Group as the Indemnitee making the claim resulting from its own gross negligence or willful misconduct. Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee, as the case may be, will, if a claim in respect thereof is to be made under this Section 2.5(a), notify the Issuer and the Transferor in writing of the commencement thereof; provided, however, the omission to so notify the Issuer or the Transferor will not relieve the Issuer or the Transferor from any liability which it may have to such Indemnitee under this Section 2.5(a) except to the extent the Issuer or the Transferor was actually prejudiced by the failure to give such notices promptly. Amounts owing under this Section 2.5(a) by the Issuer shall be due and payable in accordance with Section 8.2 of the Indenture. This Section 2.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims and damages arising from any non-Tax claim.
(b)If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Indemnitee in respect of which the indemnity provided above may be sought from ALS or the Issuer (the “Indemnifying Party”) each such Indemnitee

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shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party may, within a reasonable time, irrevocably assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all expenses and reasonable legal fees; provided that failure to notify the Indemnifying Party shall not relieve it from any liability it may have to such Indemnitee except to the extent that it shall be actually prejudiced thereby; provided, further, that, the Indemnifying Party shall not be entitled to assume the defense of any such action or proceeding (i) unless the Indemnifying Party shall have acknowledged in writing to the Indemnitee that such action or proceeding is covered by the indemnification set forth in Section 2.5(a), (ii) if the proceeding is a governmental proceeding involving the possible imposition of any criminal liability or penalty, (iii) if the relief sought in such action or proceeding is the seeking of injunctive relief against the Indemnifying Party affecting property, assets or activity not related to this transaction, or (iv) in the reasonable opinion of the Indemnitee, such defense or compromise involves a conflict of interest between such Indemnitee and an Indemnifying Party. The Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Indemnitee; provided, however, that the fees and expenses of separate counsel to the Indemnitee in any such proceeding shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding or employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding within a reasonable time after the commencement of such action or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Indemnifying Party, and the Indemnitee shall have been advised in writing by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party which gives rise to a conflict of interest (in which case, if the Indemnitee notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnitees, which firm shall be designated in writing by the Indemnitee and shall be reasonably acceptable to the Indemnitee). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent to the extent that any such settlement shall be prejudicial to the Indemnifying Party, but, if settled with its written consent, or if there is a final non- appealable judgment for the plaintiff in any such action or proceeding with respect to which the Indemnifying Party shall have received notice in accordance with this paragraph, the Indemnifying Party agrees to indemnify and hold the Indemnitees harmless from and against any loss or liability by reason of such settlement or judgment.
(c)Any Successor Servicer, by accepting its appointment pursuant to the Pooling and Servicing Agreement, (i) shall agree to be bound by the terms, covenants and conditions contained herein applicable to the Servicer and to be subject to the duties and obligations of the Servicer hereunder, (ii) as of the date of its acceptance, shall be deemed to have made with respect to itself only the representations and warranties made by the Servicer in Section 4.2 (with appropriate factual changes) and (iii) shall agree to indemnify and hold

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harmless any Indemnitee from and against any and all claims, damages, losses, liabilities, costs or expenses (including the fees and expenses of counsel) whatsoever which such Indemnitee may incur (or which may be claimed against such Indemnitee) by reason of the bad faith, negligence or willful misconduct of the Successor Servicer in exercising its powers and carrying out its obligations under this Agreement, the Pooling and Servicing Agreement or any Basic Document.
(d)In the event that for any reason, any Note Purchaser receives any repayment of its share of the Aggregate Note Principal Balance (A) other than on a Distribution Date or (B) on a Distribution Date if less than two (2) Business Days’ prior notice of such Distribution Date repayment is received (which notice must specify the amount of such repayment), then the Issuer agrees to indemnify and hold harmless each affected Note Purchaser against, and to promptly pay on demand directly to such Note Purchaser the amount equal to any loss, cost or expense incurred or suffered by such Note Purchaser as a result of such change, repayment or other action, including any hedge breakage costs and any loss, cost or reasonable out-of-pocket expense incurred or suffered by such Note Purchaser (other than loss of profit) by reason of any prepayment expense incurred or suffered by reason of the liquidation on redeployment of deposits or other funds prepaid, repaid or otherwise acquired by such Note Purchaser, in amounts which correspond to its share of the Aggregate Note Principal Balance. A statement setting forth in reasonable detail the calculations of any additional amounts payable pursuant to this Section 2.5 submitted by a Note Purchaser, a Funding Agent, or the Administrative Agent, as the case may be, to the Issuer, the Transferor and the Servicer shall be conclusive absent manifest error.
2.6Expenses, etc.
(a)The Transferor, ALS and the Issuer (with respect to the Issuer, in accordance with Section 8.2 of the Indenture) agree jointly and severally to pay on demand (i) to the Administrative Agent, each Funding Agent and the Note Purchasers all reasonable costs and expenses in connection with the preparation, execution, and delivery of this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel with respect thereto (including all costs incurred with respect to the confirmation of a CP Conduit’s rating on its commercial paper in connection therewith), (ii) to the Administrative Agent and each Funding Agent and Note Purchaser, all reasonable costs and expenses (including reasonable fees and expenses of counsel) in connection with the preparation, negotiation, execution, delivery, distribution, review, amendment (including any requested waivers and consents) of this Agreement or the Basic Documents, and (iii) to the Administrative Agent and each Funding Agent and Note Purchaser, on demand, all reasonable costs and expenses (including reasonable fees and expenses of counsel), if any, in connection with the enforcement of this Agreement or any of the Basic Documents, and the other documents delivered thereunder or in connection therewith.
(b)The Servicer agrees to pay on demand any and all stamp, transfer and other similar taxes (other than Taxes covered by Section 2.4) and governmental fees payable in connection with the execution, delivery, filing and recording of any of the Basic Documents and each related Support Facility, and agrees to save the Administrative Agent and each Note Purchaser and Funding Agent harmless from and against any liabilities with respect to or resulting from any delay in paying or any omission to pay such taxes and fees.

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2.7Deliveries by Note Purchasers. For the purposes of Sections 2.3, 2.4, 2.5, and 2.6 above, all deliveries required to be made by a Note Purchaser to the Issuer, the Transferor or the Servicer shall be made to the Administrative Agent and to the Funding Agent for such Note Purchaser’s Purchaser Group, and one of such Funding Agents who in turn shall make such deliveries to the Issuer, the Transferor and/or the Servicer, as applicable. Such delivery by such Note Purchaser shall not be deemed made until such Funding Agent for such Purchaser Group makes delivery thereof to the Issuer, the Transferor and/or the Servicer, as applicable, as provided in Section 8.2 below.
2.8Non-Renewing Committed Purchasers.
(a)Provided no Event of Default or Rapid Amortization Event has occurred and is continuing, and subject to compliance with the terms of this Section 2.8, not more than ninety (90) days or less than sixty (60) days prior to the then current Scheduled Termination Date, the Issuer may request an extension thereof for an additional one-year period. Each Committed Purchaser will inform the Issuer at least thirty (30) days prior to the then current Scheduled Termination Date whether it consents to such extension (which election is in the sole discretion of each Committed Purchaser).
(b)(1) If, in accordance with Section 2.8(a), the Issuer requests that the Committed Purchasers renew their Commitments hereunder and some but less than all of such Committed Purchasers consent to such renewal by the date that is thirty (30) days prior to the then-current Scheduled Termination Date, the Issuer may arrange for an assignment of, and such non-renewing Committed Purchasers shall agree to assign, to one or more financial institutions acceptable to the Administrative Agent, all of the rights and obligations hereunder of each such non-consenting Committed Purchaser in accordance with Section 7.1. Any such assignment shall become effective on the then current Scheduled Termination Date. Each Committed Purchaser which does not so consent to any renewal shall cooperate fully with the Issuer in effectuating any such assignment.
(2)At any time following the delivery of a Change of Control Notice if the Noteholders that hold an aggregate pro rata share of equal to or greater than two-thirds of the aggregate principal balance of the Outstanding Notes, but less than all Noteholders, have provided their prior written consent to the related ALS Change of Control to the Administrative Agent and the Issuer, the Issuer may arrange for an assignment of, and any Dissenting Committed Purchaser shall agree to assign, to one or more financial institutions (which in the case of a CP Conduit that is the Dissenting Committed Purchaser, shall be a financial institution other than its related Support Parties) acceptable to the Administrative Agent all of the rights and obligations hereunder of such Dissenting Committed Purchaser in accordance with Section 7.1. Each Dissenting Committed Purchaser and the Administrative Agent shall cooperate fully with the Issuer in effectuating any such assignment.
(c)(1) If, (x) in accordance with Section 2.8(a), the Issuer requests that the Committed Purchasers extend the Scheduled Termination Date and some but less than all such

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Committed Purchasers consent to such extension within thirty (30) days after the Issuer’s request, and if none or less than all the Commitments of the non-renewing Committed Purchasers in any Purchaser Group are assigned as provided in Section 2.8(b) or (y) an ALS Change of Control occurs and the Noteholders that hold an aggregate pro rata share of equal to or greater than two-thirds of the aggregate principal balance of the Outstanding Notes, but less than all Noteholders, have provided their prior written consent to such ALS Change of Control to the Administrative Agent and the Issuer, then with respect to clause (x) above (without limiting the obligations of all the Committed Purchasers to make Advances prior to the then current Scheduled Termination Date in accordance with the terms hereof), any such non-renewing Committed Purchaser’s Commitments shall expire on the then current Scheduled Termination Date, and with respect to clause (y) above (without limiting the obligations of all the Committed Purchasers to make Advances prior to such four (4) month anniversary in accordance with the terms hereof), any Dissenting Committed Purchaser’s Commitments shall terminate on the four (4) month anniversary date of such ALS Change of Control. In each such case, either on or after the then Scheduled Termination Date (as to any non-renewing Committed Purchaser) or on or after the occurrence of the ALS Change of Control (as to any Dissenting Committed Purchaser), as applicable, the related CP Conduit may sell an interest in all, but not less than all, of its Percentage Interests hereunder for an aggregate purchase price equal to the lesser of (i) the maximum aggregate purchase price which would be payable if such CP Conduit assigned its entire interest in the applicable Notes at that time under Section 7.1(e) to any Support Party under the terms of the applicable Support Facility, and (ii) the aggregate available Commitments of the non-renewing Committed Purchasers or Dissenting Committed Purchasers, as applicable, in the applicable Purchaser Group, which purchase price shall be paid solely by the related non-renewing or Dissenting Committed Purchasers, as applicable, (or in the case of a CP Conduit that is the non-renewing Committed Purchaser or the Dissenting Committed Purchaser, by its related Support Parties), pro rata according to their respective Commitments. On the then Scheduled Termination Date or the date of the ALS Change of Control, as applicable, (i) if applicable, the extended Scheduled Termination Date shall be effective with respect to the renewing Committed Purchasers, (ii) the Facility Limit shall be automatically reduced pro rata in accordance with the reduction of the aggregate outstanding principal balance of the Notes of the non-renewing Committed Purchasers or the Dissenting Committed Purchasers, as applicable, as described in subsection (c)(2) below until such outstanding balance has been reduced to zero and each such facility limit is then equal to the aggregate of the Commitments of all renewing Committed Purchasers or consenting Committed Purchasers, as applicable, and (iii) this Agreement and the Commitments of the renewing Committed Purchasers or the consenting Committed Purchasers, as applicable, shall remain in effect in accordance with their terms notwithstanding the expiration of the Commitments of the non-renewing Committed Purchasers or the termination of the Commitments of the Dissenting Committed Purchasers, as applicable.
(2)Both prior to and after the Conversion Date, all amounts which, under Section 8.2 of the Indenture, are to be applied in reduction of the principal amount of the Notes up to the aggregate of the applicable Percentage Interests sold to the non-renewing Committed Purchasers or the Dissenting Committed Purchasers, as applicable, (or their Support Parties, as applicable) as described above in subsection (c)(1), shall be distributed ratably among the applicable Noteholders (both renewing and non-renewing or consenting and dissenting, as applicable) according to the

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aggregate of the applicable Percentage Interests held by them, in reduction of such Percentage Interests, but the non-renewing Committed Purchasers or Dissenting Committed Purchasers, as applicable, shall not be required to fund any future Advances. When (after the Scheduled Termination Date, as in effect prior to giving effect to the renewal or after the four (4) month anniversary of the ALS Change of Control, as applicable) the aggregate principal balances of the Notes of the non-renewing Committed Purchasers or the Dissenting Committed Purchasers, as applicable, described above in this subsection shall have been reduced to zero and all accrued interest allocable thereto and all other outstanding amounts owed in respect of principal of, interest on or fees or other indemnities owing to such Committed Purchasers shall have been paid to such Committed Purchasers in full, then such Committed Purchasers shall cease to be parties to this Agreement for any purpose.
2.9Optional Prepayments; Reduction and Termination of Commitments.
(a)Optional Prepayments. Prior to the Conversion Date, provided that no Event of Default, Rapid Amortization Event, or an occurrence that, with notice or the lapse of time or both, would become an Event of Default or Rapid Amortization Event, has occurred and is continuing, the Issuer (or the Servicer on its behalf) may instruct the Indenture Trustee to prepay on any Distribution Date any portion of the Aggregate Note Principal Balance in whole or in part, without penalty or premium; provided that the Servicer shall include notice of such prepayment in such Servicer’s Certificate delivered on the Determination Date immediately preceding such Distribution Date, which notice shall specify the amount of such prepayment; provided, further, that such prepayment shall be in a principal amount of at least $1,000,000 or, if less, the entire Aggregate Note Principal Balance. Each such notice of prepayment delivered in the Servicer’s Certificate shall be irrevocable and effective only upon receipt on the applicable Determination Date. Each prepayment of any portion of the Aggregate Note Principal Balance shall be paid by the Indenture Trustee pursuant to Section 8.2(c) of the Indenture.
(b)Optional Reduction or Termination of Commitments. Prior to the Conversion Date, provided that no Event of Default, Rapid Amortization Event, or an occurrence that, with notice or the lapse of time or both, would become an Event of Default or Rapid Amortization Event, has occurred and is continuing, the Issuer (or the Servicer on its behalf) shall have the right to terminate or reduce the unused amount of the Facility Limit on any Distribution Date; provided that the Servicer shall include notice of such termination or reduction in the Servicer’s Certificate delivered on the Determination Date immediately preceding such Distribution Date, which notice shall specify the amount of any such reduction or termination; provided, further, that (i) the amount of any such reduction of the Facility Limit shall be equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Limit below the Aggregate Note Principal Balance at such time. Such notice of termination or reduction delivered in the Servicer’s Certificate shall be irrevocable and effective only upon receipt on the applicable Determination Date and shall be applied pro rata to reduce the respective Commitments of each Committed Purchaser.

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(c)Effect of Termination or Reduction. The Commitments of the Committed Purchasers once terminated or reduced may not be reinstated. Each reduction of the Facility Limit pursuant to Section 2.9(b) shall be applied ratably among the Note Purchasers in accordance with their respective Commitments.
2.10Successor LIBOR.
(a)If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) a Eurodollar Disruption Event has occurred and is unlikely to be temporary, or (ii) a Eurodollar Disruption Event has not occurred but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Servicer) choose a replacement index for LIBOR and make adjustments to applicable margins and related amendments to this Agreement and the other Basic Documents as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR-based interest rate in effect prior to its replacement.
(b)The Administrative Agent and the Issuer shall enter into an amendment to this Agreement and the other Basic Documents to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Basic Documents (including, without limitation, Section 8.1, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Note Purchasers and Funding Agents, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Note Purchasers stating that such Note Purchasers object to such amendment.
(c)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement and the other Basic Documents (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LIBOR to the replacement index and (y) yield- or risk-based differences between LIBOR and the replacement index.
(d)Until an amendment reflecting a new replacement index in accordance with this Section 2.10 is effective, the Notes will continue to bear interest with reference to LIBOR; provided, however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Notes shall automatically bear interest

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at the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
(e)Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement and the other Basic Documents.
ARTICLE 3   CONDITIONS PRECEDENT
3.1Conditions to Restatement Date. The following shall be conditions precedent to the Restatement Date:
(a)the representations and warranties of the Issuer, the Servicer and the Transferor set forth or referred to in Article 4, all representations and warranties of the Seller set forth in the Purchase Agreement shall be true and correct in all material respects on the Restatement Date as though made on and as of the Restatement Date (except for representations and warranties which relate to a specific date, which shall be true and correct as of such date), and no Rapid Amortization Event, Event of Default or Servicer Default, and no event that, after the giving of notice or the lapse of time (or both), would constitute a Rapid Amortization Event, Event of Default or Servicer Default, shall have occurred and be continuing on the Restatement Date;
(b)the Applicable Margin Fee Letter shall have been executed and delivered by the Issuer to each Funding Agent;
(c)the Notes shall have been duly issued in accordance with the Indenture;
(d)(i) the Transferor, the Servicer or the Issuer, as applicable, shall have paid all fees payable on the Restatement Date to the Administrative Agent and each Funding Agent, as applicable (for its own account or for the accounts of the Note Purchasers), described in the Applicable Margin Fee Letter and all reasonable and appropriately invoiced costs and expenses of the Administrative Agent and the Funding Agents and the Note Purchasers payable by the Transferor or the Issuer, as applicable, to the extent provided herein, or in connection with the transactions contemplated hereby and (ii) all fees payable on the Restatement Date described in the Fee Letter shall have been paid;
(e)the Administrative Agent and each Funding Agent on behalf of the Note Purchasers shall have received on the Restatement Date the following items, each of which shall be in form and substance satisfactory to each Funding Agent and the Administrative Agent:
(i)an Officer’s Certificate of the Servicer confirming the satisfaction of the conditions set forth in clause (a) (as to representations and warranties of the Servicer only) above;
(ii)an Officer’s Certificate of the Transferor confirming the satisfaction of the conditions set forth in clauses (a) (as to representations and warranties of the Transferor only) and (d) above;

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(iii)an Officer’s Certificate of the Issuer confirming the satisfaction of the conditions set forth in clauses (a) (as to representations and warranties of the Issuer only) and (c) above;
(iv)[reserved];
(v)a copy of (A) the certificate of formation and limited liability company agreement or trust agreement, as applicable, of, and an incumbency certificate with respect to its officers executing any of the Basic Documents on the Restatement Date on behalf of, each of the Issuer, the Transferor and the Servicer, certified by its authorized officer, (B) the Trust Agreement and an incumbency certificate with respect to officers of the Owner Trustee executing any of the Basic Documents on the Restatement Date on behalf of the Issuer and (C) resolutions of the Board of Managers (or an authorized committee thereof) of each of the Transferor and the Servicer with respect to the Basic Documents to which it is party, certified by its authorized officer;
(vi)a certificate issued no earlier than 30 days prior to the Restatement Date by an appropriate Governmental Authority evidencing the legal existence and good standing of each of the Servicer as a Delaware limited liability company, of Transferor as a Delaware limited liability company;
(vii)the favorable written opinions of counsel for the Issuer, the Owner Trustee, the Indenture Trustee, the Transferor and the Servicer, addressed to the Administrative Agent, each Funding Agent and each Note Purchaser, dated the Restatement Date, covering general corporate matters, no government consents or authorizations, no conflicts with organizational documents, any applicable law or other agreements, the due execution and delivery of, and the enforceability of, each of the Basic Documents to which the Issuer, the Owner Trustee, the Indenture Trustee, the Transferor and the Servicer is party, true sale/non-consolidation, Investment Company Act matters (including a “no covered fund” opinion), perfection and priority of security interest matters, for U.S. income tax purposes the Issuer will not be treated as an association (or publicly traded partnership) taxable as a corporation and the Notes will be characterized as indebtedness and such other matters as the Administrative Agent or its counsel may reasonably request;
(viii)evidence of the due execution and delivery by the Owner Trustee, on behalf of the Issuer, and the Indenture Trustee of the Basic Documents to which each is party;
(ix)an executed copy of each of the Transfer and Servicing Agreements, the Indenture, the Trust Agreement, the Administration Agreement, the Control Agreement and each of the other Basic Documents to be entered into on or prior to the Restatement Date;
(x)a certificate of the Indenture Trustee as to the establishment of certain accounts as provided in the Pooling and Servicing Agreement;

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(xi)the duly executed Notes registered in the name of each Funding Agent as nominee on behalf of the Note Owners in its Purchaser Group or, if requested by such Funding Agent, in the name of the relevant Primary Purchaser;
(xii)[Reserved];
(xiii)evidence satisfactory to the Administrative Agent that financing statements duly executed or otherwise authorized by ALS, the Seller, ALER and the Issuer or other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, or any Funding Agent or Note Purchaser, desirable under the Uniform Commercial Code of all appropriate jurisdictions or any comparable law to perfect the transfers (including grants of security interests) under the Basic Documents have been delivered and, if appropriate, have been duly filed or recorded and that all filing fees, taxes or other amounts required to be paid in connection therewith have been paid;
(xiv)certified copies of requests for information or copies (or a similar search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Restatement Date, listing all effective financing statements which name ALS or the Seller (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which the financing statements referred to in clause (xii) above were or are to be filed, together with copies of such financing statements (none of which, other than financing statements naming the party under the Basic Documents to which transfers (including grants of security interests) thereunder purport to have been made shall cover any of the property purported to be conveyed thereunder);
(xv)evidence satisfactory to each initial CP Conduit that its purchase of Notes and Advances hereunder (if any) will not result in a reduction or withdrawal of the rating of its Commercial Paper by the applicable Rating Agencies;
(xvi)satisfactory results of a due diligence review by the Administrative Agent of ALS’s collection, operating and reporting systems;
(xvii)a Servicer’s Certificate as of the then most recently completed Monthly Period; and
(xviii)such additional documents, instruments, certificates or letters as the Administrative Agent or any Funding Agent or Note Purchaser may reasonably request;
(f)no material adverse change in (i) business, condition or operation of the Seller, ALS, the Transferor, the Issuer or the Servicer or (ii) the collectability of the Loans taken as a whole shall have occurred; and
(g)the Weighted Average Life of the Eligible Loans in the Trust Estate as of the Restatement Date is not greater than 3.5 years.

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3.2Condition to Additional Purchases. The following shall be conditions precedent to the obligation of any Note Purchaser to purchase its share of any Advance on any Funding Date (including the Restatement Date):
(a)each Funding Agent shall have timely received a properly completed Advance Notice;
(b)all interest, fees, expenses and all other amounts then due and payable to the Administrative Agent or any Note Purchaser or Funding Agent hereunder shall have been paid;
(c)no Rapid Amortization Event, Event of Default or Servicer Default, and no event that, after the giving of notice or the lapse of time (or both), would constitute a Rapid Amortization Event, Event of Default or Servicer Default, shall have occurred and be continuing that has not been waived in writing by the Special Required Noteholders;
(d)all conditions to the issuance of the Notes set forth in the Indenture or any other Basic Document shall have been satisfied, and, in the case of any Borrowing Date, all conditions to the occurrence of the Advance to occur on such Borrowing Date set forth in the Indenture or any other Basic Document shall have been satisfied;
(e)after giving effect to the issuance of the Notes or the Advance, as applicable, all representations and warranties of the Transferor, the Issuer, the Seller and the Servicer contained herein or made or reaffirmed on the related Funding Date in the Basic Documents, or otherwise made in writing pursuant to any of the provisions hereof or thereof, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such date (other than representations and warranties which specifically relate to an earlier date, which shall be true and correct in all material respects as of such earlier date);
(f)after giving effect to the issuance of the Notes or the Advance to occur on such Funding Date, the Aggregate Note Principal Balance shall be equal to or less than the lesser of (i) the Facility Limit and (ii) the Borrowing Base as set forth in the related Advance Notice;
(g)[Reserved];
(h)(i) after giving effect to the issuance of Notes or the Advance to occur on such Funding Date, (x) the Weighted Average Life of the Eligible Loans in the Trust Estate shall not have been greater than 3.5 years for the period of three (3) consecutive calendar months ending on such Funding Date or (y) if the Weighted Average Life of the Eligible Loans in the Trust Estate shall be greater than 3.5 years on such Funding Date, the Weighted Average Life of the Eligible Loans in the Trust Estate after giving effect to such Advance shall be less than or equal to the Weighted Average Life of the Eligible Loans in the Trust Estate before giving effect to such Advance;
(i)after giving effect to the issuance of the Notes or the Advance to occur on such Funding Date, the Weighted Average Seasoning of the Eligible Loans in the Trust Estate is at least 15 months;

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(j)after giving effect to the issuance of the Notes or the Advance to occur on such Funding Date, the weighted average interest rate of all Loans with fixed interest rates in the Trust Estate that are not Discount Fixed Rate Loans is at least 6.00%;
(k)after giving effect to the issuance of the Notes or the Advance to occur on such Funding Date, the aggregate Loan Balance (net of security deposits) of all Loans with fixed interest rates in the Trust Estate shall not be greater than the amount set forth in the Cap Notional Schedule attached hereto as Annex D;
(l)both immediately before and after giving effect to such Advance, the amount on deposit in the Reserve Account (exclusive of RA Cash and LC Substitute Cash, but including any amounts therein constituting the Ineligible Cap Reserve at such time, if any) is then at least equal to the Reserve Account Required Amount (it being understood that the proceeds of a new Advance cannot be used to cure a shortfall in the Reserve Account Required Amount but such proceeds can be used to fund the corresponding increase in the Reserve Account Required Amount resulting from an increase in the Notes; provided that the proceeds of a new Advance can be used to cure a shortfall in the Reserve Account Required Amount once in every twelve (12) consecutive calendar months);
(m)both immediately before and after giving effect to the Advance (made on or after the first Distribution Date), the amount on deposit in the Yield Supplement Account is then at least equal to the Yield Supplement Required Amount;
(n)as of the Accounting Date immediately preceding the date of such Advance, the Excess Spread was at least equal to the Minimum Excess Spread and, to the best knowledge of the Transferor and the Servicer, after giving effect to such Advance, the current Excess Spread will continue to be at least equal the Minimum Excess Spread;
(o)the Note Purchasers shall have received all reports and other information theretofore required to be delivered by the Seller, ALS, the Issuer, the Transferor or the Servicer;
(p)in the case of each Borrowing Date, the Issuer shall have delivered to each Funding Agent an Officer’s Certificate dated such Borrowing Date, certifying that the applicable conditions described in Sections 3.2(a) through 3.2(o) have been satisfied; and
(q)the Conversion Date shall not have occurred.
ARTICLE 4   REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of the Issuer. The Issuer represents and warrants to the Note Purchasers, the Funding Agents and the Administrative Agent that the representations and warranties of the Issuer set forth in the Transfer and Servicing Agreements, the Indenture and the other Basic Documents to which it is a party are true and correct as of the Restatement Date (except for representations or warranties which relate to a specific date, which shall be true and correct as of such date).
4.2Representations and Warranties of the Transferor and the Servicer. Each of the Transferor and the Servicer severally (each with respect to itself only) represents and warrants to

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the Note Purchasers, the Funding Agents and the Administrative Agent that its representations and warranties (as Transferor or Servicer, as applicable) set forth in the Pooling and Servicing Agreement and the other Basic Documents to which it is a party are true and correct as of the Restatement Date (except for representations or warranties which relate to a specific date, which shall be true and correct as of such date).
4.3Representations and Warranties of the Note Purchasers. Each of the Note Purchasers severally (each with respect to itself only) represents and warrants to, and agrees with, the Issuer, the Servicer and the Transferor that:
(a)Such Note Purchaser is duly authorized to enter into and perform this Agreement and its respective Investment Letter and has duly executed and delivered this Agreement and such Investment Letter;
(b)This Agreement constitutes the valid and binding obligation of such Note Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, receivership and other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies as the same may be applied in the event of the bankruptcy, insolvency, reorganization, receivership or liquidation or a similar event of such Note Purchaser or a moratorium applicable to such Note Purchaser and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);
(c)No registration with, consent or approval of or other action by any federal, state, or other Governmental Authority having jurisdiction over such Note Purchaser is required in connection with the execution, delivery or performance by such Note Purchaser of this Agreement; and
(d)(i) It is not acquiring such Note with the assets of an “employee benefit plan” subject to Title I of ERISA, a “plan” described in and subject to Section 4975 of the Code, an entity deemed to hold plan assets of any of the foregoing by reason of investment by an “employee benefit plan” or “plan” in such entity (each of the foregoing, a “Benefit Plan Investor”), or a governmental plan subject to applicable law that is substantially similar to the fiduciary responsibility and/or prohibited transaction provisions of ERISA or Section 4975 of the Code or (ii) (A) the acquisition and holding of such Note will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar applicable law) and (B) if it is a Benefit Plan Investor, the decision to acquire such Notes has been made by a fiduciary that is an “independent fiduciary with financial expertise” as described in 29 C.F.R. Sec. 2510.3-21(c)(1).

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ARTICLE 5   COVENANTS
5.1Covenants. Each of the Issuer, the Transferor, the Seller and the Servicer severally covenants and agrees, in each case as to itself individually or in such respective capacities, each with respect to itself only, until termination of this Agreement as provided herein, unless the Required Noteholders shall otherwise consent in writing (it being understood that the waiver of a breach of any such covenant or agreement shall require the consent of the Special Required Noteholders if such breach constitutes an Event of Default under Section 5.1(d) of the Indenture or a Servicer Default under Section 9.01(b) of the Pooling and Servicing Agreement), that:
(a)Unless waived in writing by the Special Required Noteholders, each of the Issuer, the Transferor, the Seller and the Servicer, as applicable, shall perform in all material respects each of the respective agreements and warranties applicable to it under the Basic Documents to which it is a party and comply in all material respects with each of the respective terms and provisions applicable to it under the Basic Documents to which it is party, which agreements and warranties are hereby incorporated by reference into this Agreement as if set forth herein in full;
(b)The Transferor, the Issuer and the Servicer, as applicable, shall promptly furnish to each Funding Agent and the Administrative Agent (i) a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of the Transferor, the Issuer or the Servicer, as applicable, to the holders of Notes concurrently therewith, and (ii) such other information, documents, records or reports respecting the Loans, the Issuer, the Transferor or the Servicer which is in the possession or under the control of the Issuer, the Transferor or the Servicer, as the case may be, as the Administrative Agent may from time to time reasonably request;
(c)Without limitation of the provisions of Section 5.1(b) above, the Servicer (with respect to clauses (i), (ii) and (iii) of this Section 5.1(c)) and the Issuer (with respect to clause (iv) of this Section 5.1(c)) shall furnish to each Funding Agent (i) with respect to each Distribution Date, a copy of the completed Servicer’s Certificate furnished to each Noteholder pursuant to Section 3.10 of the Pooling and Servicing Agreement, (ii) a copy of each annual certified public accountants’ reports received by the Indenture Trustee, the Owner Trustee and the Servicer pursuant to Section 5.02(a) of the Pooling and Servicing Agreement, (iii) a copy of each Officer’s Certificate of the Servicer furnished to the Indenture Trustee and the Owner Trustee pursuant to Section 5.01(a) of the Pooling and Servicing Agreement and (iv) a copy of each Opinion of Counsel delivered pursuant to Section 3.6 or Section 12.1 of the Indenture;
(d)Each of the Issuer, the Transferor, the Servicer and the Seller, as applicable, shall furnish to each Funding Agent promptly after known to such party, information with respect to any action, suit or proceeding involving such party or any of its Affiliates by or before any Governmental Authority which, if adversely determined, would be reasonably likely to result in a material and adverse effect on the transactions contemplated by, or such party’s ability to perform its obligations under, this Agreement or the Basic Documents;

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(e)From the date hereof until the termination date of this Agreement, unless waived by the Required Noteholders, each of the Issuer, the Transferor and the Servicer, as applicable, will comply with the provisions set forth in Section 5.03 of the Pooling and Servicing Agreement;
(f)The Transferor and Servicer shall furnish to each Funding Agent, promptly after the occurrence of any Rapid Amortization Event or Event of Default, a certificate of an appropriate officer of the Transferor setting forth the information provided in the certificate delivered pursuant to Section 4.1 of the Indenture;
(g)The Transferor, the Issuer and the Servicer, as applicable, shall comply with the provisions set forth in Section 9.2 of the Indenture;
(h)Each statement of the Servicer delivered in accordance with Section 12.1 of the Indenture shall be correct in all material respects and shall have been prepared, in all material respects, in accordance with the applicable provisions of the Basic Documents; and
(i)The Servicer and the Seller, as applicable, shall cause ALH to comply with each of the covenants set forth in Section 7 of the Credit Agreement (without giving effect to an amendment, modification, consent, supplement or other modification of Section 7 (directly or indirectly, including any defined terms therein) of the Credit Agreement after the Restatement Date unless such amendment is consented to in writing by the Administrative Agent and the Required Noteholders).
ARTICLE 6   THE NOTE AGENTS
6.1Authorization and Action of the Note Agents. (a) Each Note Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Indenture, any Transfer and Servicing Agreement and any other Basic Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Note Purchaser in each Purchaser Group hereby appoints and authorizes the Funding Agent for such Purchaser Group as the agent of such Note Purchaser under this Agreement to take such action as agent on its behalf and to exercise such powers under this Agreement, the Indenture, the Pooling and Servicing Agreement and any other Basic Documents as are delegated to such Funding Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither any Administrative Agent nor any Funding Agent (the Administrative Agent and each Funding Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Note Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent. In furtherance, and without limiting the generality of the foregoing, each CP Conduit and each Committed Purchaser hereby appoints the Administrative Agent and the applicable Funding Agent as its agent to execute and deliver all further instruments and documents, and agrees to take all further action that the Administrative Agent or Funding Agent, as applicable, may deem necessary or appropriate or that a CP Conduit or a Committed Purchaser may reasonably request

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in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Transferor or the Issuer hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder. With respect to actions which are incidental to the actions specifically delegated to any Funding Agent hereunder, such Funding Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent or upon the direction of the Note Purchaser in its Purchaser Group; provided, however, no Note Agent shall be required to take any action hereunder if the taking of such action, in the reasonable determination of such Note Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose such Note Agent to liability hereunder or otherwise. Each Note Agent shall exercise such rights and powers vested in it by this Agreement, the Indenture, the Pooling and Servicing Agreement and any other Basic Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Rapid Amortization Event or Event of Default unless such Note Agent has received notice from the Issuer, the Transferor, the Servicer, the Indenture Trustee or any Note Purchaser, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Funding Agent, and in the event any Funding Agent receives such a notice, it shall promptly give notice thereof to the Note Purchasers in its Purchaser Group. The Administrative Agent and each Funding Agent shall take such action with respect to such event as shall be reasonably directed by the Required Noteholders; provided, that unless and until such Note Agent shall have received such directions, the Administrative Agent or such Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Note Purchasers or of the Note Purchasers in its Purchaser Group, as applicable.
(c)The Administrative Agent shall promptly furnish to each Funding Agent a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of the Transferor, the Issuer or the Servicer to the Administrative Agent in its capacity as Administrative Agent.
(d)The Administrative Agent shall not, without the prior written consent of each Funding Agent and each Note Purchaser, agree or consent to any amendment, modification or waiver of any provision of this Agreement, the Transfer and Servicing Agreements or the Indenture which would in any way (i) reduce, impair or change the timing of payments required to be made by the Transferor, the Issuer or the Servicer or the application of the proceeds of such payments, (ii) increase the Servicing Fee, (iii) release any material portion of the property subject to the liens provided by the Pooling and Servicing Agreement and the Indenture (other than as expressly contemplated herein or therein) or (iv) permit the appointment of any Person (other than the Back-up Servicer) as Successor Servicer. No Funding Agent shall agree to any amendment of this Agreement which increases the dollar amount of the commitment of its related Committed Purchaser without the prior consent of such Committed Purchaser. In addition, each Funding Agent agrees that it shall not agree to any amendment of this Agreement

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not specifically described in the two preceding sentences without the consent of the Committed Purchasers and the related CP Conduit (if any) in its Purchaser Group. In the event the Funding Agent requests a Person’s consent pursuant to the foregoing provisions and the Funding Agent does not receive a response to such request (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Person (and its percentage interest hereunder) shall be disregarded in determining whether the Funding Agent shall have obtained sufficient consent hereunder.
(e)Each Note Agent may execute any of its duties under any of the Basic Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
6.2Note Agent’s Reliance, Etc. Neither any Note Agent nor any of its directors, officers, agents or employees shall be liable to any CP Conduit or Committed Purchaser for any action taken or omitted to be taken by it or them as a Note Agent under or in connection with this Agreement, the Indenture, the Transfer and Servicing Agreements or any other Basic Document, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, each Note Agent: (i) may consult with legal counsel (including counsel for the Transferor, the Issuer or the Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any CP Conduit or any Committed Purchaser and shall not be responsible to any CP Conduit or any Committed Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Indenture, any Transfer and Servicing Agreement or any other Basic Document on the part of the Transferor, the Issuer or the Servicer or to inspect the property (including the books and records) of the Transferor, the Issuer, or the Servicer; (iv) shall not be responsible to any CP Conduit or any Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Indenture, any Transfer and Servicing Agreement or any other Basic Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability to any CP Conduit or Committed Purchaser under or in respect of this Agreement, the Indenture, any Transfer and Servicing Agreement or any other Basic Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties. Each Note Agent shall be fully justified in failing or refusing to take any action under any of the Basic Documents unless it shall first receive such advice or concurrence of the Required Noteholders as it deems appropriate or it shall first be indemnified to its satisfaction by (A) in the case of the Administrative Agent, the Committed Purchasers or (B) in the case of a Funding Agent, the Committed Purchasers in its Purchaser Group, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of the Required Noteholders (or their Funding Agents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Note Purchasers. Each Funding Agent shall in all

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cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of the Required Noteholders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Note Purchasers in such Purchaser Group.
6.3Credit Decision. Each CP Conduit and each Committed Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent, any of the Administrative Agent’s Affiliates, any Funding Agent, any other Committed Purchaser or any other CP Conduit and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement, the Indenture, any Transfer and Servicing Agreement and any other Basic Documents to which it is a party and, if it so determines, to accept the transfer to its related Funding Agent on its behalf of its interest in the Note hereunder. Each CP Conduit and each Committed Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of the Administrative Agent’s Affiliates, any Funding Agent, any other Committed Purchaser or any other CP Conduit and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement, the Indenture, any Transfer and Servicing Agreement and any other Basic Documents to which it is a party. Except, in the case of a Note Agent, for notices, reports and other documents received by such Note Agent under Section 5.1, no Note Agent shall have any duty or responsibility to provide any Note Purchaser with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Transferor, the Servicer, the Issuer, the Loans or the Indenture Trustee which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
6.4Indemnification of each Note Agent. (i) The Committed Purchasers agree to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Issuer, the Transferor and the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Percentage Interests), and (ii) the Committed Purchasers in each Purchaser Group agree to indemnify the Funding Agent for such Purchaser Group in its capacity as such (without limiting the obligation (if any) of the Issuer, the Transferor and the Servicer to reimburse such Funding Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Percentage Interests), in each case from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Note Agent (in its capacity as such) in any way relating to or arising out of this Agreement, the Indenture, the Transfer and Servicing Agreements and the other Basic Documents or such action taken or omitted by such Note Agent hereunder or thereunder, provided that such Committed Purchaser shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Note Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Committed Purchasers agree to reimburse such Note Agent, ratably according to their Commitments (or, if the Commitments have terminated, Percentage Interests), promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by such Note Agent in connection with the administration, modification,

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amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, the Indenture, any Transfer and Servicing Agreement and any other Basic Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the CP Conduits or the Committed Purchasers hereunder and/or thereunder and to the extent that such Note Agent is not reimbursed for such expenses by the Transferor, the Issuer or the Servicer. The agreements in this Section 6.4 shall survive the payment of the obligations under this Agreement, including the Aggregate Note Principal Balance.
6.5Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Issuer, the Transferor or the Servicer as though such Note Agent were not an agent hereunder. In addition, the Note Purchasers acknowledge that one or more Persons which are Note Agents may act (i) as administrator, sponsor or agent for one or more CP Conduits and in such capacity act and may continue to act on behalf of each such CP Conduit in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more CP Conduits is party and in various other capacities relating to the business of any such CP Conduit under various agreements. Any such Person, in its capacity as Note Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as a Note Agent other than as expressly provided in this Agreement. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.
6.6Successor Administrative Agent; Successor Funding Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving written notice thereof to each Funding Agent, each CP Conduit, each Committed Purchaser, the Indenture Trustee, the Issuer, the Transferor and the Servicer. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Special Required Noteholders shall appoint from among the Committed Purchasers a successor administrative agent; provided that, in the case of any successor administrative agent that is not a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1, the Servicer shall have provided its prior written consent to such appointment (not to be unreasonably withheld or delayed). If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Note Purchasers, appoint a successor Administrative Agent with the prior consent of the Funding Agents (which such consent will not be unreasonably withheld) and, unless an Event of Default or Rapid Amortization Event has occurred and is continuing, the Servicer (not to be unreasonably withheld or delayed). Any Funding Agent may resign at any time, effective upon the appointment and acceptance of a successor Funding Agent as provided below, by giving written notice thereof to the Note Purchasers in its Purchaser Group, the Administrative Agent and each other Funding Agent, the Indenture Trustee, the Issuer, the Transferor and the Servicer. If a Funding Agent shall resign as Funding Agent under this Agreement, then the Required Note Purchasers and the Required Note Owners, in each case for the applicable Purchaser Group, shall

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appoint from among the Committed Purchasers in such Purchaser Group a successor agent for such Purchaser Group. If no such successor Funding Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Funding Agent’s giving of notice of resignation, then the retiring Funding Agent may, on behalf of the CP Conduits and the Committed Purchasers in such Purchaser Group, appoint a successor Funding Agent for such group. Upon the acceptance of any appointment as a Note Agent hereunder by a successor Note Agent, such successor Note Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the applicable retiring Note Agent accruing after the date of its appointment, and the retiring Note Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Note Agent’s resignation hereunder as Note Agent, the provisions of this Article 6 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was such Note Agent under this Agreement.
6.7Payments by a Funding Agent. Unless specifically allocated to a CP Conduit or a Committed Purchaser pursuant to the terms of this Agreement, all amounts received by a Funding Agent on behalf of the related CP Conduit(s) or Committed Purchasers shall be paid by such Funding Agent to such CP Conduit(s) or Committed Purchaser(s), as applicable (at the account specified in writing to such Funding Agent) on the Business Day received by such Funding Agent, unless such amounts are received after 12:00 noon (New York time) on such Business Day, in which case such Funding Agent shall use its reasonable efforts to pay such amounts, on such Business Day, but, in any event, shall pay such amounts not later than 11:00 a.m. (New York time) the following Business Day.
ARTICLE 7   SECURITIES LAWS; TRANSFERS
7.1Transfers of Notes.
(a)Each Note Purchaser shall execute and deliver to the Issuer and the Transferor on or prior to the Restatement Date an Investment Letter substantially in the form attached as Exhibit D to the Indenture. Each Note Owner agrees that the interest in the Notes purchased by it will be acquired for investment only and not with a view to any public distribution thereof, and that such Note Owner will not offer to sell or otherwise dispose of any Note acquired by it (or any interest therein) in violation of any of the requirements of the Securities Act or any applicable state or other securities laws. Each Note Owner acknowledges that it has no right to require the Issuer or the Transferor to register, under the Securities Act, as amended, or any other securities law, the Notes (or any interest therein) acquired by it pursuant to this Agreement or any Transfer Supplement. Each Note Owner hereby confirms and agrees that in connection with any transfer or syndication by it of an interest in the Notes, such Note Owner has not engaged and will not engage in a general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
(b)Each initial purchaser of a Note or any interest therein and any Assignee thereof or Participant therein shall furnish to the Issuer, the Transferor, the Servicer, the Indenture Trustee, the Administrative Agent, the Funding Agent for its Purchaser Group, and to the Note Owner making the Transfer the applicable forms described in Section 2.4(c).

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(c)Any sale, transfer or other disposition (but not Participation, pledge or hypothecation) (any such non-excluded disposition being referred to herein as a “Transfer”) of a Note or any interest therein may be made only in accordance with this Section 7.1(c), Section 7.1(e) and the Indenture. Any partial Transfer of an interest in a Note, a Commitment or any Purchaser Percentage by a Committed Purchaser shall be in respect of at least $5,000,000 in the aggregate, which may be composed of (A) Note Principal Balance, or (B) to the extent in excess of the Note Principal Balance subject to such Transfer, Commitment hereunder. Any Transfer of an interest in a Note otherwise permitted by this Section 7.1 will be permitted only if it consists of a pro rata percentage interest in all payments made with respect to the Note Purchaser’s interest in such Note. It is expressly understood and agreed that any Transfer of an interest in a Commitment includes the commitment to make Advances until the Conversion Date. Unless the Transfer (x) occurs between members of the same Purchaser Group or (y) is to ALS, the Transferor or the Issuer, no Note or any interest therein may be Transferred to any Person (each, a “Transferee”) unless prior to the Transfer (i) the Transferee shall have executed and delivered to the Administrative Agent, the applicable Funding Agent, the Issuer, the Transferor and the Servicer an Investment Letter and (ii) the Noteholder making such Transfer or the Transferee shall have paid to the Administrative Agent a processing fee in the amount of $3,500.
Subject to compliance with Section 8.18, each of the Issuer, the Transferor and the Servicer authorizes each Note Purchaser to disclose to any Transferee and Support Party and to any prospective Transferee or Support Party which is a Permitted Transferee any and all confidential information in the Note Purchaser’s possession concerning this Agreement or the Basic Documents or concerning the Loans, or such party which has been delivered to any Funding Agent or such Note Purchaser pursuant to this Agreement or the Basic Documents (including information obtained pursuant to rights of inspection granted hereunder) or which has been delivered to such Note Purchaser by or on behalf of the Issuer, the Transferor or the Servicer in connection with such Note Purchaser’s credit evaluation of the Loans, the Issuer, the Transferor or the Servicer prior to becoming a party to, or purchasing an interest in this Agreement or the Notes.
(d)Each Note Purchaser may, in accordance with applicable law, at any time grant participations in all or part of its Commitment or its interest in the Notes, including the payments due to it under this Agreement and the Basic Documents (each, a “Participation”), to any Permitted Transferee (each such Permitted Transferee, a “Participant”); provided, however, that no Participation shall be granted to any Person (i) until such Person, unless such Person is a member of the same Purchaser Group, shall have executed and delivered to the Funding Agent, the Issuer, the Transferor and the Servicer an Investment Letter, (ii) unless and until the Funding Agent for such Note Purchaser’s Purchaser Group shall have consented thereto, and (iii) unless such Participation consists of a pro rata percentage interest in all payments made with respect to such Note Purchaser’s beneficial interest (if any) in the Notes. In connection with any such Participation, each Funding Agent for a Purchaser Group (acting as an agent of the Issuer) shall maintain a register of each Participant of members of its Purchaser Group which such register shall reflect the name and address of each such Participant and the principal amounts and stated interest of each Participant’s interest in the Notes and the other obligations pursuant to this Agreement. The entries in each such register shall be conclusive absent manifest error, and the applicable Funding Agent and Note Purchaser shall treat each such Person whose name is recorded in the applicable register as the owner of the applicable Participation for all purposes of

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this Agreement. Each Note Purchaser hereby acknowledges and agrees that (A) any such Participation will not alter or affect such Note Purchaser’s direct obligations hereunder, and (B) none of the Administrative Agent, the Indenture Trustee, the Transferor, the Issuer or the Servicer shall have any obligation to have any communication or relationship with any Participant. Each Note Purchaser and each Participant shall comply with the provisions of Section 2.4(c). No Participant shall be entitled to Transfer all or any portion of its Participation, without the prior written consent of the Funding Agent for its Purchaser Group and having complied with the requirements set forth in this Section 7.1(d). Each Participant shall be entitled to receive additional amounts and indemnification pursuant to Sections 2.3, 2.4 and 2.5 as if such Participant were a Note Purchaser, as applicable, and such Sections applied to its Participation; provided, in the case of Section 2.4, that such Participant has complied with the provisions of Section 2.4(c) as if it were a Note Purchaser, as applicable; provided, however, that a Participant shall not be entitled to receive any greater amounts pursuant to Sections 2.3, 2.4 or 2.5 than the applicable underlying Note Purchaser would have been entitled to receive with respect to the Note underlying the Participation sold to such Participant without the Issuer’s consent. Each Note Purchaser shall give the Funding Agent for its Purchaser Group notice of the consummation of any sale by it of a Participation. It shall be a further condition to the grant of any Participation that the Participant shall to the extent such Participant has not otherwise directly provided such forms to the Servicer and the Indenture Trustee, (i) prior to the date on which the first interest payment is due to such Participant, provide to the Servicer, the Transferor and Indenture Trustee, the forms described in Section 2.4(c) as though the Participant were a Note Purchaser and (ii) will provide subsequent forms as described in Section 2.4(c) with respect to such Participant as though it were a Note Purchaser.
(e)Each Note Purchaser may, with the consent of the Funding Agent for its Purchaser Group and in accordance with applicable law and the Indenture, sell or assign (each, an “Assignment”), to any Permitted Transferee (each, an “Assignee”) all or any part of its Commitment (if any) or its interest in the Notes and its rights and obligations under this Agreement and the Basic Documents pursuant to an agreement substantially in the form attached hereto as Exhibit A (a “Transfer Supplement”), executed by such Assignee and the Note Purchaser, and delivered to the Funding Agent for its Purchaser Group for its acceptance and consent or, in the case of an assignment, participation or pledge by a CP Conduit to a CPC Committed Purchaser within its Purchaser Group, pursuant to its Support Facility documentation; provided, however, that (i) no Assignment, other than to a member of the same Purchaser Group, shall be effective unless prior to the Assignment the Assignee shall have executed and delivered to the Administrative Agent, the Funding Agent, the Issuer, the Transferor and the Servicer an Investment Letter, (ii) no assignment or sale by a CPC Committed Purchaser shall be effective without the consent of the CP Conduit in its Purchaser Group and (iii) in no event shall the consent of a Funding Agent be required in the case of an assignment, participation or pledge by a CP Conduit of its interest in the Notes and its rights and obligations under this Agreement and the Basic Documents to any one or more of the CPC Committed Purchasers in its Purchaser Group. From and after the effective date determined pursuant to such Transfer Supplement, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Transfer Supplement, have the rights and obligations of a Note Purchaser hereunder and under the Basic Documents as set forth therein and (y) the transferor Note Purchaser shall, to the extent provided in such Transfer Supplement, be released from its Commitment and other obligations under this Agreement; provided, however, that after giving

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effect to each such Assignment, the obligations released by any such Note Purchaser shall have been assumed by an Assignee or Assignees. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Percentage Interests, Purchaser Percentages or Liquidity Percentages arising from the Assignment. Upon its receipt and acceptance of a duly executed Transfer Supplement, the Funding Agent for the applicable Purchaser Group (or, in the case of an Assignment by which a new Purchaser Group is added to this Agreement, the Administrative Agent) shall on the effective date determined pursuant thereto give notice of such acceptance to the Administrative Agent, the Issuer, the Transferor, the Servicer and the Indenture Trustee.
Upon instruction to register a transfer of a Note Purchaser’s interest in the Notes (or portion thereof) and surrender for registration of transfer of such Note Purchaser’s Notes (if applicable) and delivery to the Transferor, the Issuer, the Servicer and the Indenture Trustee of an Investment Letter, executed by the registered owner (and the beneficial owner if it is a Person other than the registered owner), and receipt by the Indenture Trustee of a copy of the duly executed related Transfer Supplement and such other documents as may be required under this Agreement, such interest in the Notes (or portion thereof) shall be transferred in the records of the Indenture Trustee and the applicable Funding Agent and, if requested by the Assignee, new Notes shall be issued to the Assignee and, if applicable, the transferor Note Purchaser in amounts reflecting such Transfer as provided in the Indenture. To the extent of any conflict between the provisions of this Section 7.1 and any provisions of Section 2.12 of the Indenture applicable to Transfers of Notes (or interests therein), the provisions of this Section 7.1 shall control. Successive registrations of Transfers as aforesaid may be made from time to time as desired, and each such registration of a transfer to a new registered owner shall be noted on (and, for clarity, shall not be effective until noted on) the Note Register.
(f)Notwithstanding any other provision of this Agreement to the contrary, each Note Purchaser may at any time pledge or grant a security interest in all or any portion of its rights or its interest in the Notes or under this Agreement as collateral to secure obligations of such Note Purchaser to any Federal Reserve Bank, without notice to or consent of the Issuer, the Administrative Agent or any other Person; provided that no such pledge or grant of a security interest shall release a Note Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Note Purchaser as a party hereto.
(g)Any Note Purchaser shall have the option to change its Investing Office, provided that such Note Purchaser shall continue to be in compliance with the provisions of Sections 2.4(b) and 2.4(c).
(h)Each Affected Party shall be entitled to receive additional payments and indemnification pursuant to Sections 2.3, 2.4 and 2.5 as though it were a Note Purchaser and such Section applied to its interest in or commitment to acquire an interest in the Notes; provided that such Affected Party shall not be entitled to additional payments pursuant to (i) Section 2.3 by reason of Regulatory Changes which occurred prior to the date it became an Affected Party or (ii) Section 2.4 attributable to its failure to satisfy the requirements of Section 2.4(c) as if it were a Note Purchaser, and provided further, that unless such Affected Party is a Permitted Transferee or has been consented to by the Transferor, such Affected Party shall be entitled to receive

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additional amounts pursuant to Sections 2.3 or 2.4 only to the extent that its related CP Conduit or assigning Committed Purchaser would have been entitled to receive such amounts in the absence of the commitment and Support Advances from such Affected Party.
(i)Each Affected Party claiming increased amounts described in Sections 2.3 or 2.4 shall furnish, through its related CP Conduit, to the Issuer, the Transferor, the Servicer, the Indenture Trustee, the Administrative Agent and the Funding Agent for the applicable Purchaser Group a certificate setting forth the basis and amount of each request by such Affected Party for any such amounts referred to in Sections 2.3 or 2.4, such certificate to be conclusive with respect to the factual information set forth therein absent manifest error.
(j)In the event that a CPC Committed Purchaser is a Downgraded Purchaser, the related CP Conduit shall have the right to replace such Committed Purchaser with a replacement Committed Purchaser consented to by the Transferor (which consent shall not be unreasonably withheld), which “Replacement Purchaser” shall succeed to the rights of such Committed Purchaser under this Agreement in respect of its Commitment as a Committed Purchaser, and such Committed Purchaser shall assign such Commitment and its interest in the Notes, to such replacement Committed Purchaser in accordance with the provisions of this Section 7.1; provided, that (i) such Committed Purchaser shall not be replaced hereunder with a new investor until such Committed Purchaser has been paid in full its Percentage Interest of the Aggregate Note Principal Balance and all accrued and unpaid interest thereon by such new investor and all other amounts (including all amounts owing under Sections 2.3 and 2.4) owed to it and to all Participants with respect to such Committed Purchaser pursuant to this Agreement, and (ii) if the Committed Purchaser to be replaced is a Note Agent, a replacement agent shall have been appointed in accordance with Section 6.6, and the Note Agent to be replaced shall have been paid all amounts owing to it as agent pursuant to this Agreement. For purposes of this subsection, a Committed Purchaser shall be a “Downgraded Purchaser” if and so long as the credit rating assigned to its short-term obligations by Moody’s or S&P on the date on which it became a party to this Agreement shall have been reduced or withdrawn, or as may be otherwise agreed among the Issuer, such Committed Purchaser and the CP Conduit in its Purchaser Group.
Notwithstanding the foregoing or the provisions of Section 7.1(j), if the Note Purchaser being replaced pursuant to this subsection is a CPC Committed Purchaser, the Replacement Purchaser shall be acceptable to the CP Conduit in its Purchaser Group in its sole discretion, and it shall be a condition of such replacement that such Replacement Purchaser enter into substitute Support Facilities for those to which the Note Purchaser being replaced is a party on terms mutually acceptable to the parties thereto. In addition, if the Note Purchaser to be replaced is a Funding Agent or the Administrative Agent, or a CP Conduit which is administered or sponsored by a Funding Agent or the Administrative Agent, it shall be a condition of such replacement that a replacement Funding Agent or Administrative Agent shall have been appointed in accordance with Section 6.6, and the Funding Agent or Administrative Agent to be replaced shall have been paid all amounts owing to it as Funding Agent or Administrative Agent, as applicable pursuant to this Agreement.
(k)Without limiting the foregoing, each CP Conduit may, from time to time, with prior or concurrent notice to the Servicer, in one transaction or a series of transactions, assign all or a portion of its Percentage Interest in the Aggregate Note Principal Balance and its

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rights and obligations under this Agreement and any other Basic Document to which it is a party to a Conduit Assignee that is a Permitted Transferee. Upon and to the extent of such assignment by the CP Conduit to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of such Percentage Interest, (ii) the related administrator for such Conduit Assignee will act as the Funding Agent for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Funding Agent hereunder or under the other Basic Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the CP Conduit and its Support Parties herein and in the other Basic Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the CP Conduit’s obligations, if any, hereunder or any other Basic Document, and the CP Conduit shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the CP Conduit and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of such Percentage Interest shall be made to the applicable agent or Funding Agent, on behalf of the CP Conduit and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the defined terms and other terms and provisions of this Agreement and the other Basic Documents shall be interpreted in accordance with the foregoing, and (vii) if requested by the applicable Funding Agent or the Administrative Agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as such Funding Agent or Administrator may reasonably request to evidence and give effect to the foregoing. No assignment by the CP Conduit to a Conduit Assignee of all or any portion of such Percentage Interest shall in any way diminish the related CPC Committed Purchaser’s obligations under Section 2.1(d) to purchase any Advance not funded by the CP Conduit or such Conduit Assignee or to acquire from the CP Conduit or such Conduit Assignee all or any portion of its Percentage Interest.
7.2Tax Characterization. It is the intention of the parties hereto that, for purposes of federal, state and local income and franchise tax and any other tax measured in whole or in part by income, the Issuer not be treated as an association (or publicly traded partnership) taxable as a corporation and the Notes be treated as indebtedness, and the parties hereto agree to so treat, and to take no action inconsistent with such treatment of the Issuer and Notes, except as required by law.
ARTICLE 8   MISCELLANEOUS
8.1Amendments and Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 8.1. With the written consent of the Required Noteholders and the Administrative Agent, each Funding Agent, the Issuer, the Transferor, ALS and the Servicer may, from time to time, enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, however, that no such amendment, supplement, waiver or modification shall (i) reduce the amount or extend the maturity of any

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Note or reduce the rate or extend the time of payment of interest thereon, or reduce or extend the timing of any other amount payable to any Note Purchaser hereunder or under the Indenture, in each case without the consent of the Note Purchaser affected thereby, (ii) amend, modify or waive any provision of this Section 8.1, or, if such amendment would have a material adverse effect on the Note Purchasers, or would alter the definition of “Note Principal Balance” or “Borrowing Base,” or reduce the percentage specified in the definition of “Required Note Owners” or “Required Note Purchasers,” in each case without the written consent of all Note Purchasers, (iii) amend, modify or waive any provision of Section 6.1 without the written consent of each Funding Agent affected by such amendment, modification or waiver, (iv) amend, modify or waive any of the provisions of Article 2, Section 6.6 or Section 7.1 without the written consent of each Committed Purchaser and each Primary Purchaser in each Purchaser Group or (v) amend, modify or waive any of Sections 2.1, 2.2 or Articles 3, 4 or 8 (other than Sections 8.12(a), 8.12(b) and 8.16) without the written consent of each Committed Purchaser and each Primary Purchaser in each Purchaser Group and of the Administrative Agent. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement; provided, further, that the signature of the Transferor, the Issuer and shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not ALS or any Affiliate of ALS or a Successor Servicer is designated pursuant to Section 8.5.
A Funding Agent may cast any vote or give any consent or direction under the Indenture or other Basic Documents on behalf of the Note Purchasers in its Purchaser Group if it has been directed to do so by the Required Note Owners in such Purchaser Group.
8.2Notices.
(a)All notices, requests and demands to or upon the respective parties hereto and all consents required to be given hereunder to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of notice by mail or by e-mail return receipt requested, when received, addressed as follows or, with respect to a Funding Agent or Note Purchaser, as set forth on Annex C or in its respective Transfer Supplement, or to such other address as may be hereafter notified by the respective parties hereto:
Issuer:    Alliance Laundry Equipment Receivables Trust 2015-A
c/o Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
with a copy to:    Alliance Laundry Equipment Receivables 2015 LLC
221 Shepard Street
Suite 200
Ripon, WI 54971-0990
Attention: Chief Financial Officer
Email: todd.rice@alliancels.com

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Telephone: (920) 748-1716
Servicer:    Alliance Laundry Systems LLC
221 Shepard Street
P.O. Box 990
Ripon, WI 54971-0990
Attention: Chief Financial Officer
Email: todd.rice@alliancels.com
Telephone: (920) 748-1716
with a copy to:    Alliance Laundry Systems LLC
221 Shepard Street
P.O. Box 990
Ripon, WI 54971-0990
Attention: General Counsel
Email: rob.macklin@alliancels.com
Telephone: (920) 748-7320
Transferor:    Alliance Laundry Equipment Receivables 2015 LLC
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
with a copy to:    Alliance Laundry Systems LLC
221 Shepard Street
P.O. Box 990
Ripon, WI 54971-0990
Attention: General Counsel
Email: rob.macklin@alliancels.com
Telephone: (920) 748-7320
with a copy to:    Baker & McKenzie LLP
300 East Randolph St., Suite 5000
Chicago, IL 60601
Email: jai.khanna@bakermckenzie.com
Indenture Trustee:    The Bank of New York Mellon
101 Barclay Street, 4 West
New York, NY 10286
Attn: Asset Backed Securities Group/Alliance Laundry
Equipment Receivables Series 2015-A
Tel: 212-815-8325
Fax: 212-815-2493

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Administrative    PNC Bank, National Association, as Administrative Agent Agent:    300 Fifth Avenue
Pittsburgh, PA 15222
Attn: Robyn Reeher
Tel: 412-768-3090
Fax: 844-679-0703
Email: robyn.reeher@pnc.com / abfadmin@pnc.com
(b)All payments to be made to the Administrative Agent or any Funding Agent or Note Purchaser hereunder shall be made in United States dollars and in immediately available funds not later than 11:30 a.m., New York City time, on the date payment is due, and, unless otherwise specifically provided herein, shall be made to the Funding Agent, for the account of one or more of the Note Purchasers or for its own account, as the case may be. Unless otherwise directed by the applicable Purchaser Group, all payments to such Purchaser Group and the Administrative Agent shall be made by federal wire to the applicable account set forth on Annex C. Unless otherwise directed by a Funding Agent or Note Purchaser, all payments to it shall be made by federal wire to the account specified on the signature pages hereto or in the Transfer Supplement by which it became a party hereto (provided, in the case of an account specified in a Transfer Supplement, that the Administrative Agent, the Transferor, the Issuer, the Servicer or the Indenture Trustee, as the case may be, shall have received notice thereof).
8.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege under any of the Basic Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any of the Basic Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in the Basic Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
8.4Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Issuer, the Transferor, ALS, the Servicer, the Administrative Agent, the Funding Agents, the Note Purchasers, any Transferee and their respective successors and permitted assigns, and, to the extent provided herein, to each Indemnitee, Participant and Support Party and their respective successors and assigns; provided that, except as provided in Section 8.5 or in Section 9.03 of the Pooling and Servicing Agreement, the Issuer, the Transferor and the Servicer may not assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Special Required Noteholders; provided, further, that (i) in connection with any such assignment the assignee shall expressly agree in writing to assume all the obligations of the Issuer, the Transferor or the Servicer, as applicable, hereunder and (ii) no such assignment made without the prior written consent of the Required Noteholders shall relieve the Issuer, the Transferor, ALS or the Servicer, as applicable, of any of its obligations hereunder and provided, further, that no assignment permitted hereunder shall relieve the Issuer, the Transferor, ALS or the Servicer, as applicable, from any obligations arising hereunder prior to such assignment (including obligations with respect to breaches of representations and warranties made herein).

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8.5Successors to Servicer. In the event that a transfer of servicing occurs under Section 9.03 of the Pooling and Servicing Agreement, (i) from and after the effective date of such transfer, the successor servicer (the “Successor Servicer”) shall be the successor in all respects to the Servicer and shall be responsible for the performance of all functions to be performed by the Servicer from and after such date, except as provided in the Pooling and Servicing Agreement, and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer, and (ii) as of the date of such transfer, the Successor Servicer shall be deemed to have made with respect to itself the representations and warranties made in Section 4.2 (with appropriate factual changes); provided, however, that the references to the Servicer contained in Section 5.1 shall be deemed to refer to the Servicer with respect to responsibilities, duties and liabilities arising out of an act or acts, or omission, or an event or events giving rise to such responsibilities, duties and liabilities and occurring during such time that Servicer was Servicer under this Agreement and shall be deemed to refer to the Successor Servicer with respect to responsibilities, duties and liabilities arising out of an act or acts, or omission, or an event or events giving rise to such responsibilities, duties and liabilities and occurring during such time that the Successor Servicer acts as Servicer under this Agreement; provided, however, to the extent that an obligation to indemnify Indemnitees under Section 2.5 arises as a result of any act or failure to act of any Successor Servicer in the performance of servicing obligations under the Pooling and Servicing Agreement, such indemnification obligation shall be of the Successor Servicer and not its predecessor.
8.6Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Executed counterparts may be delivered electronically.
8.7Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
8.8Integration. This Agreement, the Applicable Margin Fee Letter, the Pooling and Servicing Agreement, the Indenture and the other Basic Documents represent the agreement of the Issuer, the Transferor, the Servicer, the Administrative Agent, the Funding Agents and the Note Purchasers with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto relative to subject matter hereof not expressly set forth or referred to herein or therein or in the Basic Documents.
8.9Governing. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
8.10Jurisdiction; Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the nonexclusive

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jurisdiction of any New York State court in New York County or federal court of the United States of America for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment arising out of or relating to this Agreement; (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, federal court; (iii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (iv) consents that any such action or proceeding may be brought in such courts and waives any objection it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any objection it may now or hereafter have that such action or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same; (v) consents to service of process in the manner provided for notices in Section 8.2 (provided that, nothing in this Agreement shall affect the right of any such party to serve process in any other manner permitted by law); and (vi) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such action or proceeding any special, exemplary, punitive or consequential damages.
8.11Termination. This Agreement shall remain in full force and effect until the date on which all Commitments have terminated and the Aggregate Note Principal Balance and all accrued interest thereon, and all Additional Amounts have been paid in full; provided that, the provisions of Sections 2.3, 2.4, 2.5, 6.7, 7.2, 8.10, 8.12, 8.15 and 8.16 shall survive termination of this Agreement and any amounts payable to the Administrative Agent, the Funding Agents, the Note Purchasers or any Affected Party thereunder shall remain payable thereto.
8.12Limited Recourse; No Proceedings.
(a)It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely as the Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under such parties, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer in this Agreement, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or the other Basic Documents.
(b)Each of the Issuer, the Transferor, the Servicer, the Administrative Agent, each Funding Agent and each Note Purchaser hereby agrees that it shall not institute or join against any CP Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation

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proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note, medium term note or other debt security issued by such CP Conduit is paid.
(c)Each Funding Agent and each Note Purchaser hereby agrees that it shall not institute or join against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the satisfaction of all Outstanding Obligations.
8.13Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the purchase of the Notes hereunder and the termination of this Agreement.
8.14Effect of Regulatory Change. In the event of any Regulatory Change which results in either (i) a determination that any CP Conduit is required, under generally accepted accounting principles, to consolidate its financial statements with any other entity, or (ii) a cost under Section 2.3, the parties agree to negotiate in good faith to amend the Basic Documents in order to eliminate the consolidation requirement or effect of such Regulatory Change; provided, however that no party shall be obligated to take any action (or make any amendments) if in the reasonable opinion of such party any such amendment to the Basic Documents will be unlawful or otherwise disadvantageous or inconsistent with its policies or regulatory restrictions or result in any liability, unreimbursed cost or expense to such party.
8.15Waiver of Jury Trial. EACH OF THE ISSUER, THE TRANSFEROR, THE SERVICER, THE ADMINISTRATIVE AGENT, THE FUNDING AGENTS AND THE NOTE PURCHASERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE ISSUER, THE TRANSFEROR, THE SERVICER, THE ADMINISTRATIVE AGENT, THE FUNDING AGENTS AND THE NOTE PURCHASERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT AND FOR NOTE PURCHASERS PURCHASING AN INTEREST IN THE NOTES DESCRIBED HEREIN AND THE ADMINISTRATIVE AGENT AND EACH FUNDING AGENT AGREEING TO ACT AS SUCH HEREUNDER.
8.16Excess Funds. A CP Conduit shall be required to make payment of the amounts required to be paid pursuant hereto by such CP Conduit only if the applicable CP Conduit has Excess Funds (as defined below). If the applicable CP Conduit does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such CP Conduit until such time as such CP Conduit has Excess Funds. If a CP Conduit does not have sufficient Excess Funds to make any payment due hereunder, then such CP Conduit may pay a lesser amount and make additional payments that in the aggregate equal the amount of the deficiency as soon as possible

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thereafter. The term “Excess Funds” means, at any time, proceeds of commercial paper notes issued, and advances under a Support Facility made, to fund a payment to be made by a CP Conduit hereunder and which are available to make such payment in accordance with the program documents governing such CP Conduit’s commercial paper program; provided that in no event will Excess Funds be greater than the excess of (a) the aggregate projected value of the applicable CP Conduit’s assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such CP Conduit for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such CP Conduit for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such CP Conduit to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of such CP Conduit then due and payable, but the amount of any liability, indebtedness or obligation of such CP Conduit shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited.
8.17Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Basic Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Basic Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Basic Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
8.18Confidentiality.
(a)Each of the Issuer, the Servicer and the Transferor covenants and agrees to hold in confidence, and not disclose to any Person, the terms of the Basic Documents (including any fees payable in connection with the Basic Documents or the identity of the Administrative

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Agent or any other Note Purchaser or Funding Agent), except as the Administrative Agent and each Note Purchaser and Funding Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Issuer, the Servicer or the Transferor or their Advisors and Representatives, or (iii) to the extent it should be (A) required by applicable law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Issuer, the Servicer and the Transferor will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by applicable law) notify the Administrative Agent and the affected Note Purchaser or Funding Agent of its intention to make any such disclosure prior to making such disclosure. Each of the Issuer, the Servicer and the Transferor agrees to be responsible for any breach of this Section 8.18(a) by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section 8.18(a). Notwithstanding the foregoing, it is expressly agreed that each of the Issuer, the Servicer and the Transferor and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Funding Agent or Note Purchaser or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Issuer, the Servicer and the Transferor consents to the publication by the Administrative Agent or any other Funding Agent or Note Purchaser of a tombstone or similar advertising material relating to the financing transactions contemplated by the Basic Documents.
(b)Each of the Administrative Agent and each other Funding Agent and Note Purchaser, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Issuer, the Servicer, the Transferor, any Obligor (solely to the extent such information regarding such Obligor was provided in connection with the Basic Documents) and their respective Affiliates and their businesses or the terms of the Basic Documents (including any fees payable in connection with the Basic Documents), except as the Issuer, the Servicer or the Transferor may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and participants and potential assignees and participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Note Purchaser or Funding Agent or their respective Affiliates, (v) to any of its related Support Parties, (vi) to any rating agency then rating the Commercial Paper of any CP Conduit, (vii) to any collateral trustee or security trustee under any Commercial Paper program maintained by a CP Conduit or (viii) to the extent it should be (A) required by applicable law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (viii)

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above, the Administrative Agent and each Funding Agent and Note Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by applicable law) notify the Issuer, the Servicer and the Transferor of its intention to make any such disclosure prior to making such disclosure. Each of the Administrative Agent and each Note Purchaser and Funding Agent, severally and with respect to itself only, agrees to be responsible for any breach of this Section 8.18(b) by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section 8.18(b).
(c)As used in this Section 8.18, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.
(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Basic Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
8.19Noteholder Direction. By its execution of this Agreement, the Administrative Agent and each Noteholder hereby direct and authorize the Indenture Trustee to permit the Issuer to close the Lockbox Accounts at Wells Fargo Bank, National Association, and to terminate the Lockbox Agreements related to such Lockbox Accounts, upon the Issuer’s request to terminate such Lockbox Accounts pursuant to Section 6.02(c) of the Pooling and Servicing Agreement and Section 8.3(c) of the Indenture.
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IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective officers as of the day and year first above written.

ALLIANCE LAUNDRY EQUIPMENT
RECEIVABLES TRUST 2015-A

By:	Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By: /s/ Erwin M. Soriano
Name:	Erwin M. Soriano
Title:	Vice President

Note Purchase Agreement

ALLIANCE LAUNDRY SYSTEMS LLC, as Servicer

By:	/s/ Todd M. Rice
Name: Todd M. Rice
Title: Vice President, Treasurer, and Assistant Secretary

Note Purchase Agreement

ALLIANCE LAUNDRY EQUIPMENT RECEIVABLES 2015 LLC, as Transferor

By:	/s/ Todd M. Rice
Name: Todd M. Rice
Title: President

Note Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Roger Yuen
Name: Roger Yuen
Title: Senior Vice President

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PNC PURCHASER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as Committed Purchaser and as Funding Agent

By:	/s/ Roger Yuen
Name: Roger Yuen
Title: Senior Vice President

Note Purchase Agreement

FIFTH THIRD PURCHASER GROUP:

FIFTH THIRD BANK, as a Committed Purchaser and as Funding Agent

By:	/s/ Andrew D. Jones
Name:	Andrew D. Jones
Title:	Director

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BMO PURCHASER GROUP:

BMO CAPITAL MARKETS CORP., as Funding Agent

By:	/s/ Matthew Peters
Name:	Matthew Peters
Title:	Managing Director

Note Purchase Agreement

BANK OF MONTREAL, as Committed Purchaser

By:	/s/ Karen Louie
Name:	Karen Louie
Title:	Director

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FAIRWAY FINANCE COMPANY, LLC, as CP Conduit

By:	/s/ Lori Gebron
Name:	Lori Gebron
Title:	Vice President

Note Purchase Agreement